Exhibit 4.1

BEASLEY MEZZANINE HOLDINGS, LLC,

THE GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee and Notes Collateral Agent

INDENTURE

Dated as of February 2, 2021

8.625% SENIOR SECURED NOTES DUE 2026

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		Page

Section 12.08.	Real Estate Mortgages and Filings	104
Section 12.09.	Release of Liens on the Collateral	105

ARTICLE 13

MISCELLANEOUS

Section 13.01.	Notices	105
Section 13.02.	[Reserved]	106
Section 13.03.	Certificate and Opinion as to Conditions Precedent	106
Section 13.04.	Statements Required in Certificate or Opinion	107
Section 13.05.	Rules by Trustee and Agents	107
Section 13.06.	No Personal Liability of Directors, Officers, Employees and Stockholders	107
Section 13.07.	Governing Law	107
Section 13.08.	Waiver of Jury Trial	107
Section 13.09.	Force Majeure	107
Section 13.10.	No Adverse Interpretation of Other Agreements	108
Section 13.11.	Successors	108
Section 13.12.	Severability	108
Section 13.13.	Counterpart Originals	108
Section 13.14.	Table of Contents, Headings, etc.	108
Section 13.15.	U.S.A. Patriot Act	109

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Certificate of Transfer
EXHIBIT C	Form of Certificate of Exchange
EXHIBIT D	Form of Supplemental Indenture to Be Delivered by Subsequent Subsidiary Guarantors
EXHIBIT E	Form of Intercreditor Agreement

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INDENTURE, dated as of February 2, 2021, among Beasley Mezzanine Holdings, LLC, a Delaware limited liability company (the “Issuer”), the Guarantors (as defined herein) listed on the signature pages hereto and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of an issue of $300,000,000 aggregate principal amount of 8.625% Senior Secured Notes due 2026 (the “Initial Notes”); and

WHEREAS, the Issuer and each of the Guarantors has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional First Lien Obligations” means, at any time, any Obligations permitted to be incurred and permitted to be secured by the Collateral on a first-priority basis under this Indenture and any other then-existing First Lien Debt Documents.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01, 2.02 and 4.10 hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(a) 1.0% of the principal amount of such Note on such Redemption Date; and

(b) the excess, if any, of (i) the present value at such Redemption Date of (A) the redemption price of such Note at February 1, 2023 (such redemption price being set forth in the table appearing in Paragraph 5 on the reverse side of the Note attached as Exhibit A hereto), plus (B) all required interest payments due on such Note through February 1, 2023 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the applicable Treasury Rate as of the Business Day immediately preceding the date the redemption notice is given plus 50 basis points (such discount rate shall not be less than zero); over (ii) the principal amount of such Note.

The Issuer or any direct or indirect parent of the Issuer shall determine the Applicable Premium. The Trustee will have no duty to calculate or verify the accuracy of the calculation of the Applicable Premium made by the Issuer or any direct or indirect parent of the Issuer.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (including by way of division), whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of Parent or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary to any Person other than Parent or a Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.10 hereof), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of cash, Cash Equivalents or Investment Grade Securities or damaged, obsolete or worn out equipment or other assets, or assets no longer used or useful in the business of Parent and the Restricted Subsidiaries in the reasonable opinion of Parent, in each case in the ordinary course of business, or any disposition or transfer of inventory or goods (or other assets) held for sale, in each case in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of Parent and its Subsidiaries in a manner permitted pursuant to the provisions under Section 5.01 hereof; or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.07 hereof;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value (as determined in good faith by Parent) not to exceed the greater of (x) $5.0 million and (y) 0.70% of Total Assets;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by Parent or a Restricted Subsidiary to another Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures on assets or dispositions of assets required by law, governmental regulation or any order of any court, administrative agency or regulatory body;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility permitted to be incurred pursuant to clause (17) of the definition of “Permitted Liens”;

(k) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business (other than exclusive, world-wide licenses that are longer than three years);

(l) sales, transfers and other dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) the lapse, abandonment, cancellation or disposition of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of Parent are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(n) the granting of Liens not prohibited by this Indenture;

(o) an issuance of Equity Interests pursuant to benefit plans, employment agreements, equity plans, stock subscription or shareholder agreements, stock ownership plans and other similar plans, polices, contracts or arrangements established in the ordinary course of business or approved by the Issuer in good faith;

(p) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(q) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(r) any financing transaction (excluding by way of a Sale and Lease-Back Transaction) with respect to property built or acquired by Parent or any of its Restricted Subsidiaries after the Issue Date; and

(s) the unwinding of any Hedging Obligations.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bank Collateral Agent” means the administrative agent and the collateral agent under any Designated Revolving Credit Facility.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Beasley Family Members” includes: (i) George G. Beasley and his immediate family, including his spouse, his children and grandchildren, the spouses of their children and grandchildren, or trusts created primarily for the benefit of any of, or the estates of, the foregoing and (ii) Persons controlled by the Persons described in the foregoing clause (i) by virtue of their beneficial ownership of more than 50% of the fully diluted voting power of the Equity Interests of such Persons.

“Business Day” means each day which is not a Saturday, a Sunday or a day on which commercial banking institutions are not required by law, regulation or order to be open in the State of New York or the place of payment.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2)     (a) euro, or any national currency of any member state of the European Union;

(b) in the case of currency held by any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business; or

(c) Great Britain pounds;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and dollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(10) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (9) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) within ten Business Days following the receipt of such amounts.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means a Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of equity or debt of one or more Foreign Subsidiaries that are CFCs.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), other than a Permitted Holder, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Parent (directly or through the acquisition of voting power of Voting Stock of any direct or indirect parent company of Parent);

(3) the approval of any plan or proposal for the winding up or liquidation of Parent or the Issuer; or

(4) the Issuer ceases to be a Wholly-Owned Subsidiary of Parent or, following a consolidation or merger of Parent that complies with the requirements of Section 5.01, any Successor Company of Parent.

For purposes of this definition, any direct or indirect parent company of Parent shall not itself be considered a “Person” or “group” for purposes of clause (2) above; provided that no “Person” or “group” other than a Permitted Holder beneficially owns, directly or indirectly, 50% or more of the total voting power of the Voting Stock of such parent company.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the assets of any Grantor subject to Liens created pursuant to any Notes Security Documents.

“Communications Laws” means the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC promulgated thereunder, as from time to time in effect.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Financing Lease Obligations, (e) imputed interest with respect to Attributable Debt and (f) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility permitted to be incurred pursuant to clause (17) of the definition of “Permitted Liens”); plus

(2) consolidated capitalized interest of such Person and such Subsidiaries for such period, whether paid or accrued; plus

(3) whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of Parent) on any series of Disqualified Stock or any series of Preferred Stock during such period.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses or expenses (including expenses relating to (a) severance and relocation costs, (b) any rebranding or corporate name change, (c) uninsured damages resulting from civil unrest, natural disasters, storms or other weather events in an amount not greater than $5.0 million for any single event or (d) costs and expenses related to the COVID-19 pandemic) shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses related thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by Parent, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Parent shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to Parent or a Restricted Subsidiary in respect of such period,

(6) the Net Income for such period of any Restricted Subsidiary that is not a Subsidiary Guarantor shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of Parent will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to Parent or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded, and

(8) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of:

(1) the Consolidated Total Net Debt of Parent and its Restricted Subsidiaries on such date, to

(2) LTM EBITDA.

In the event that Parent or any of its Restricted Subsidiaries (i) incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the period for which the Consolidated Net Leverage Ratio is being calculated but prior to or simultaneously with the event for which the Consolidated Net Leverage Ratio is being calculated (the “Consolidated Net Leverage Ratio Calculation Date”), then the Consolidated Net Leverage Ratio shall be calculated on a Pro Forma Basis.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (as determined in accordance with GAAP), in each case with respect to a business (as such term is used in Rule 11-01 of Regulation S-X promulgated under the Securities Act or any successor rule), a company, a segment, an operating division or unit or line of business that Parent or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Net Leverage Ratio Calculation Date shall be calculated on a Pro Forma Basis. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Parent or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation or consolidation, in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01), a company, a segment, an operating division or unit or line of business that would have required adjustment pursuant to this definition, then the Consolidated Net Leverage Ratio shall be calculated on a Pro Forma Basis for such period as if such Investment, acquisition, disposition, merger and consolidation had occurred at the beginning of the applicable four-quarter period.

“Consolidated Net Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Net Debt of Parent and its Restricted Subsidiaries that is secured by a Lien on the Collateral as of such date, to (2) LTM EBITDA, in each case on a Pro Forma Basis.

“Consolidated Total Net Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money and Financing Lease Obligations (and excluding, for avoidance of doubt, Attributable Debt except to the extent constituting a Financing Lease Obligation), less cash and Cash Equivalents (which are not Restricted Cash) that would be stated on the consolidated balance sheet of Parent and its Restricted Subsidiaries as of such date of determination.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office” shall be at the address of the Trustee or the Notes Collateral Agent, as applicable, specified in Section 13.01 hereof or such other address as to which the Trustee or the Notes Collateral Agent, as applicable, may give notice to the Holders and the Issuer.

“Credit Facilities” means, with respect to Parent or any of its Restricted Subsidiaries, one or more debt facilities or other financing arrangements (including, without limitation, commercial paper facilities, receivables financing or indentures) providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances, debt securities or other Indebtedness, including any indentures, notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.10 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, investor or group of lenders or investors.

“Custodian” means the Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means non-cash consideration received by Parent or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the fair market value of such Designated Non-Cash Consideration and the basis of such valuation.

“Designated Revolving Credit Facility” means any revolving Credit Facility incurred pursuant to Section 4.10(b)(1) and designated as such to the Trustee and the Notes Collateral Agent by the Issuer in writing.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such employee’s termination, death or disability; provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by:

(a) provision for taxes based on income, profits or capital gains or with respect to property, including, without limitation, federal, state, non-U.S. franchise, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(b) Consolidated Interest Expense of such Person for such period; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including such fees, expenses or charges related to the offering of the Notes and the other Transactions; plus

(e) the amount of any (i) restructuring or reformatting charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions, mergers or consolidations or station programming reformatting after the Issue Date and (ii) other non-recurring charges, including any non-ordinary course legal expenses; plus

(f) any other non-cash charges, including asset impairments, any write offs or write downs and non-cash compensation expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, in each case reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility permitted to be incurred pursuant to clause (17) of the definition of “Permitted Liens”; plus

(i) any costs or expense incurred by Parent or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Parent or net cash proceeds of an issuance of Equity Interest of Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof; plus

(j) Pro Forma Cost Savings;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net loss or gain resulting in such period from Hedging Obligations and the application of Financial Accounting Codification No. 815-Derivatives and Hedging; plus or minus, as applicable,

(b) any net loss or gain resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk); plus or minus, as applicable,

(c) the net loss or gain, respectively, of trade or barter transactions.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of Parent (excluding Disqualified Stock), or any cash common equity contribution to Parent, other than:

(1)	public offerings with respect to any of Parent’s common stock registered on Form S-4 or Form S-8;

(2)	issuances to any Subsidiary of Parent; and

(3)	Refunding Capital Stock.

“esports League” means any professional esports league or association (including, without limitation, League of Legends Championship Series, the Overwatch League and ESL Pro League) in which a Person is or has applied to become a member or participant.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.

“Event of Default” has the meaning set forth in Section 6.01(a) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Property” means

(1)

(A) any fee-owned real property not constituting Material Real Property, (B) any fee-owned real property containing improvements located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” and (C) any leased or subleased real property;

(2)	motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by filing a UCC financing statement;

(3)

assets to the extent the grant of a security interest in such assets would result in material adverse tax consequences to Parent or its Restricted Subsidiaries (including, without limitation, as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) or material adverse regulatory consequences, in each case, as reasonably determined by the Issuer;

(4)

assets to the extent a grant of a security interest therein in favor of the Notes Collateral Agent is prohibited by (x) applicable law (including any requirement under applicable law to obtain the consent of any Governmental Authority that has not been obtained) or (y) the governance documents of any non-Wholly-Owned Subsidiary or joint-venture (including any requirement under such governance documents to obtain the consent of any third party that has not been obtained); provided, that (i) any such limitation described in this clause (4)(x) on the security interests granted under the Notes Security Documents shall only apply to the extent that any such prohibition would not be rendered ineffective pursuant to the UCC or any other applicable law or principles of equity and shall not apply (where the UCC is applicable) to any proceeds or receivables thereof the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition and (ii) in the event of the termination, elimination or waiver of any such prohibition, a security interest in such assets shall be automatically and simultaneously be granted under the applicable Notes Security Documents and such assets shall be included as Collateral;

(5)

any governmental licenses (but not the proceeds thereof) (other than FCC Licenses, which shall be governed by clause (6) below) or state or local franchises, charters and authorizations, to the extent security interests in favor of the Notes Collateral Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition; provided that (i) any such limitation described in this clause (5) on the security interests granted under the Notes Security Agreement shall only apply to the extent that any such prohibition or restriction could not be rendered ineffective pursuant to the UCC or any other applicable law or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or restriction contained in any applicable license, franchise, charter or authorization, a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted under the applicable Notes Security Agreement and shall be included as Collateral;

(6)

any FCC Licenses to the extent (but only to the extent) that at such time the Notes Collateral Agent may not validly possess a security interest therein pursuant to applicable Communications Laws, but Excluded Property shall not include, at all times, to the maximum extent permitted by law, the economic value of the FCC Licenses, all rights incident or appurtenant to the FCC Licenses (including goodwill and “going concern” value) and the right to receive all monies, consideration and proceeds derived from or in connection with the direct or indirect sale, assignment or transfer of the FCC Licenses;

(7)

Equity Interests in (A) any Person (other than the Issuer, any Subsidiary Guarantor and any wholly owned Restricted Subsidiary) to the extent and for so long as the pledge thereof in favor of the Notes Collateral Agent is not permitted by the terms of such Person’s joint venture agreement, other applicable organizational documents or applicable League Documents; provided that such prohibition exists on the Issue Date or at the time such Equity Interests are acquired (and such prohibition did not arise in contemplation of the Issue Date or such acquisition), (B) any not-for-profit Subsidiary, (C) any captive insurance Subsidiary, (D) any special purpose securitization vehicle (or similar entity), including any Receivables Subsidiary and (E) any Unrestricted Subsidiary;

(8)

any lease, license or other agreement or any property subject to a purchase money security interest, Financing Lease Obligation or similar arrangement in each case permitted to be incurred under this Indenture, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than Parent, the Issuer or a Restricted Subsidiary), in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law other than (where the UCC is applicable) proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition;

(9)	“intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use”;

(10)	any assets sold in connection with any Receivables Facility or any other factoring or receivables arrangement permitted under this Indenture;

(11)	Voting Stock in excess of 65% of the Voting Stock of (A) any CFC or (B) any CFC Holdco;

(12)	Margin Stock;

(13)	cash to secure letter of credit reimbursement obligations to the extent such letters of credit and the grant of such security interest in such cash are permitted under this Indenture; and

(14)

(A) payroll, healthcare and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow, defeasance and redemption accounts, (D) fiduciary or trust accounts, and (E) the funds or other property held in or maintained for such purposes in any such account described in clauses (14)(A) through (D).

Notwithstanding anything herein or the Notes Security Documents to the contrary, Excluded Property shall not include any Proceeds (as defined in the UCC), substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to above).

“Excluded Subsidiary” means (i) a Restricted Subsidiary that is prohibited by the terms of such Restricted Subsidiary’s organizational documents or the League Documents (including any requirement thereunder to obtain the consent of any third party that has not been obtained), in each case as in existence at the time such Restricted Subsidiary would otherwise be required to become a Subsidiary Guarantor pursuant to the terms of this Indenture and to the extent that such terms were not adopted in contemplation of such Restricted Subsidiary becoming a Subsidiary Guarantor or a merger, acquisition or consolidation, from providing a Guarantee of the Notes, only for so long as and to the extent that (x) such prohibition has not been terminated, eliminated or waived with respect to such Restricted Subsidiary or (y) such consent has not been obtained and (ii) any Subsidiary that is not a Material Domestic Subsidiary.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the senior management or the Board of Directors of Parent, which determination will be conclusive for all purposes under this Indenture and the Notes).

“FCC” means the Federal Communications Commission and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the date hereof.

“FCC License” means any of the material licenses, authorizations, consents, waivers, approvals, registrations and permits relating to the Stations granted or issued by the FCC to Parent or its Restricted Subsidiaries and required under the Communications Laws or otherwise used in the operation of any of the Stations and all extensions, additions and renewals thereto or thereof.

“Financing Lease Obligation” means, as applied to any Person, any obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such Person’s balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“First Lien Agent” means (i) in the case of any Obligations under any Designated Revolving Credit Facility, the Bank Collateral Agent, (ii) in the case of any Obligations under this Indenture, the Notes Collateral Agent and (iii) in the case of any other Additional First Lien Obligations, the collateral agent, administrative agent, trustee or other representative (as applicable) under such Additional First Lien Obligations named in the applicable joinder to the Intercreditor Agreement, in each case, together with its successors in such capacity.

“First Lien Debt Documents” means, with respect to any class of First Lien Obligations, the promissory notes, indentures, credit agreements, loan agreements, security agreements and other operative agreements evidencing or governing such First Lien Obligations, as the same may be amended, supplemented or otherwise modified from time to time.

“First Lien Obligations” means the Notes, the Guarantees and other Additional First Lien Obligations secured by the Collateral on a pari passu basis (but without regard to control or remedies) with the Notes, provided, that in the case of any Additional First Lien Obligations, the applicable First Lien Agent becomes a party to the Intercreditor Agreement.

“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.

“Fixed GAAP Date” means February 2, 2021; provided that at any time and from time to time after the Issue Date, the Issuer may by written notice to the Trustee elect to change the Fixed GAAP Date (with respect to all or any subset of the Fixed GAAP Terms) to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Financing Lease Obligation,” “Consolidated Depreciation and Amortization Expense,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Net Leverage Ratio,” “Consolidated Net Secured Leverage Ratio,” “EBITDA,” “Indebtedness,” “Secured Indebtedness” and “Total Assets,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Issuer’s election, may be specified by the Issuer by written notice to the Trustee from time to time; provided that the Issuer may elect to remove any term from constituting a Fixed GAAP Term.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to Public Companies).

“Global Note Legend” means the legend set forth in Section 2.06(f)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, as the case may be, issued in accordance with Section 2.01, 2.06(b) or 2.06(d) hereof.

“Government Securities” means securities that are:

(1) direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantor” means Parent, the Issuer and any Subsidiary Guarantor.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Notes and this Indenture.

“Guarantors” means, collectively, each Subsidiary Guarantor and Parent.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity pricing or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and (iii) liabilities accrued in the ordinary course of business; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit, bankers’ acceptances (or reimbursement agreements in respect thereof) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) all Attributable Debt and all Financing Lease Obligations;

(3) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on Indebtedness of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(4) to the extent not otherwise included, Indebtedness of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not such Indebtedness is assumed by such first Person; provided, for purposes hereof the amount of such Indebtedness shall be the lesser of the Indebtedness so secured and the fair market value of the assets of the first person securing such Indebtedness;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) deferred or prepaid revenues, or (c) obligations under or in respect of Receivables Facilities permitted to be incurred pursuant to clause (17) of the definition of “Permitted Liens.”

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Parent, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning assigned to such term in the recitals hereto.

“Initial Purchasers” means Goldman Sachs & Co. LLC (the “Representative”) and the other Initial Purchasers represented by the Representative.

“Intercreditor Agreement” means (i) a First Lien Intercreditor Agreement substantially consistent with the form attached as Exhibit E hereto, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture, or (ii) any replacement thereof or other intercreditor agreement that contains terms not materially less favorable to the Holders than the intercreditor agreement referred to in clause (i).

“interest” in respect of the Notes, unless the context otherwise requires, means interest, if any.

“Interest Payment Date” means February 1 and August 1 of each year to stated maturity.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or Fitch, or an equivalent rating by any other Rating Agency, and in each such case with a “stable” or better outlook.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Parent and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, deposits, advances to customers and suppliers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:

(1) “Investments” shall include the portion (proportionate to Parent’s direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, as determined in good faith by Parent.

“Issue Date” means February 2, 2021.

“Issuer” has the meaning set forth in the Preamble hereto.

“Issuer Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer and delivered to the Trustee.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement with the Notes Collateral Agent on terms that are customary for junior-lien financings, as determined by the Issuer in good faith, reflecting the subordination of junior-ranking Liens to the Liens securing the Notes, provided that, upon certification thereof by the Issuer, the Notes Collateral Agent will enter into any Junior Lien Intercreditor Agreement on terms that are customary for such financings as determined by the Issuer or in good faith.

“LCT Provision” means any provision of this Indenture requiring a determination to be made in connection with a Limited Condition Transaction (or actions or transactions related thereto) with respect to:

(1) whether any Indebtedness (including Acquired Indebtedness), Disqualified Stock or Preferred Stock that is being incurred in connection with such Limited Condition Transaction is permitted to be incurred in compliance with Section 4.10;

(2) whether any Lien being incurred in connection with such Limited Condition Transaction or to secure any Indebtedness related to such Limited Condition Transaction is permitted to be incurred in compliance with Section 4.13;

(3) whether any other transaction undertaken or proposed to be undertaken in connection with such Limited Condition Transaction complies with the covenants or agreements contained in this Indenture or the Notes; and

(4) any calculation of the ratios, baskets or financial metrics, including Consolidated Net Leverage Ratio, Consolidated Net Secured Leverage Ratio and Designated Non-Cash Consideration and whether a Default or Event of Default exists in connection with the foregoing.

“League Documents” means any governing document, rule, regulation or other provisions governing any esports League, including without limitation any joinders, agreements or side letters entered into between a Person participating as a member or applying to become a member or participant in such esports League, on the one hand, and such esports League, on the other hand, relating to such participation.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or similar agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means any (x) Investment or acquisition, merger, amalgamation or similar transaction that has been definitively agreed to or publicly announced, (y) repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock with respect to which a notice of prepayment (or similar notice), which may be conditional, has been delivered and (z) declaration of a Restricted Payment.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM EBITDA” means EBITDA of Parent and its Restricted Subsidiaries for the most recently ended four full fiscal quarters ending immediately prior to such date for which internal financial statements are available.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect.

“Material Domestic Subsidiary” means any wholly owned Domestic Subsidiary of Parent as of the last day of the fiscal quarter of Parent most recently ended, that has assets (including Equity Interests in Subsidiaries) or revenues (including both third party and intercompany revenues) with a value in excess of 2% of the consolidated assets of Parent and its Domestic Subsidiaries or 2% of the consolidated revenues of Parent and its Domestic Subsidiaries; provided, that in the event Domestic Subsidiaries that would otherwise not be Material Domestic Subsidiaries shall in the aggregate account for a percentage in excess of 3% of the consolidated assets of Parent and its Domestic Subsidiaries or 3% of the consolidated revenues of Parent and its Domestic Subsidiaries as of the end of and for the most recently completed fiscal quarter, then one or more of such Domestic Subsidiaries designated by Parent (or, if Parent shall make no designation, one or more of such Domestic Subsidiaries in descending order based on their respective contributions to the consolidated assets of Parent), shall be included as Material Domestic Subsidiaries to the extent necessary to eliminate such excess.

“Material Real Property” means any parcel of Real Property (other than a parcel with a Fair Market Value of less than $2.5 million) owned in fee by the Issuer or a Guarantor and located in the United States; provided, however, that one or more parcels owned in fee by the Issuer or a Guarantor and located adjacent to, contiguous with, or in close proximity to, and comprising one property with a common street address or a single facility with multiple street addresses, may if determined in the reasonable discretion of the Issuer, be deemed to be one parcel for the purposes of this definition.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds and the fair market value of any Cash Equivalents received by Parent or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) required (other than required by clause (1) of Section 4.11(b) hereof) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by Parent or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Parent or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary (other than the Issuer) that is not a Subsidiary Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means any Note authenticated and delivered under this Indenture, including without limitation the Initial Notes. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued hereafter.

“Notes Collateral Agent” means Wilmington Trust, National Association, as notes collateral agent, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Notes Documents” means the Indenture, the Notes, the Guarantees, the Notes Security Documents, the Intercreditor Agreement, if any, and any Junior Lien Intercreditor Agreement.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Guarantees and the Notes Security Documents (including interest, fees and other expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees or other expenses are an allowed claim under applicable state, federal or foreign law).

“Notes Security Agreement” means the Security Agreement, dated as of the Issue Date, among the Issuer, Parent, the other Subsidiary Guarantors party thereto, the Additional Grantors (as defined therein) from time to time party thereto and the Notes Collateral Agent for the benefit of the Notes Secured Parties (as defined therein).

“Notes Security Documents” means the Notes Security Agreement, each joinder agreement required by the Notes Security Agreement, the Mortgages and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements, security deeds, deeds to secure debt, hypothecations, debentures or other instruments or other grants, pledges or transfers for security executed and delivered by the Issuer or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral (including, without limitation, financing statements under the UCC) in favor of the Notes Collateral Agent on behalf of itself, the Trustee and the Holders of the Notes to secure the Notes and the Guarantees, in each case, as amended, modified, renewed, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with the terms thereof.

“Obligations” means with respect to any item of Indebtedness, any principal (including any accretion), interest (including any interest, fees and other expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing such Indebtedness.

“Offering Circular” means the Offering Circular related to the offering of the Initial Notes, dated January 21, 2021.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, Assistant Treasurer, the Secretary or any Assistant Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the principal accounting officer or Secretary of the Issuer, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Parent” means Beasley Broadcast Group, Inc., a Delaware corporation.

“Pari Passu Indebtedness” means indebtedness of the Issuer or a Guarantor that ranks equally in right of payment with the Notes or such Guarantor’s Guarantee, as applicable.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Parent or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with Section 4.11 hereof.

“Permitted Holder” means (i) Parent or any of its controlled Affiliates, (ii) any Beasley Family Member and (iii) any Public Company (or Wholly Owned Subsidiary of such Public Company) (x) to the extent and until such time as any Person or group (other than a Permitted Holder under forgoing clause (i) or (ii)) is or becomes, or is deemed to be or become, a beneficial owner of Voting Stock of such Public Company representing more than 50% of the total voting power of the Voting Stock of such entity and (y) so long as the acquisition of beneficial ownership by such Public Company that would otherwise constitute a Change of Control would not result in a Consolidated Net Leverage Ratio, on a Pro Forma Basis after giving effect to such acquisition and any incurrence or repayment of Indebtedness and the making of any Restricted Payments in connection therewith, of greater than 4.00 to

1.00. Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in Parent or any Restricted Subsidiary;

(2) any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3) any Investment by Parent or any of its Restricted Subsidiaries in a Person if (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary; and, in each case, any Investment held by such Person, provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents (including Designated Non-Cash Consideration) and received in connection with an Asset Sale made pursuant to the provisions of Section 4.11 hereof or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased as required by the terms of such Investment as in existence on the Issue Date;

(6) any Investment acquired by Parent or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b) as a result of a foreclosure by Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates of Parent;

(7) Hedging Obligations permitted under clause (9) of Section 4.10(b) hereof;

(8) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of Parent; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 4.07(a) hereof;

(9) guarantees of Indebtedness permitted under Section 4.10 hereof;

(10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.12(b) hereof (except transactions described in clauses (2), (8), (9) and (11) of Section 4.12(b) hereof);

(11) Investments consisting of (x) purchases and acquisitions of inventory, supplies, material, services, equipment or other similar assets or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business, or (y) the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons (and, for the avoidance of doubt, nothing in this Indenture shall be construed to restrict Parent or its Restricted Subsidiaries from entering into and performing agreements under which Parent or its Restricted Subsidiaries assigns to customers or other business partners newly developed work product or deliverables and associated intellectual property rights in the ordinary course of business);

(12) (x) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (12) (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $20.0 million and (y) 2.75% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments and the amount of such Investments in Unrestricted Subsidiaries that have been subsequently redesignated as Restricted Subsidiaries and (y) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(13) any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13), not to exceed the greater of (x) $10.0 million and (y) 1.35% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments and the amount of such Investments in Unrestricted Subsidiaries that have been subsequently redesignated as Restricted Subsidiaries;

(14) Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any Person that, in the good faith determination of Parent are necessary or advisable to effect any Receivables Facility permitted to be incurred pursuant to clause (17) of the definition of “Permitted Liens” or any repurchases in connection therewith;

(15) advances to, or guarantees of Indebtedness of, officers, directors and employees not in excess of the greater of (x) $20.0 million and (y) 2.75% of Total Assets outstanding at any one time, in the aggregate, so long as, on a Pro Forma Basis after giving effect to any such advances or guarantees, the Consolidated Net Leverage Ratio is less than 6.50 to 1.00;

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses, payroll expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of Parent;

(17) any Investment by Parent or any of its Restricted Subsidiaries in an Unrestricted Subsidiary or a joint venture engaged in a Similar Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (17), not to exceed the greater of (x) $20.0 million and (y) 2.75% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments and the amount of such Investments in Unrestricted Subsidiaries that have been subsequently redesignated as Restricted Subsidiaries;

(18) any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(19) endorsements for collection or deposit in the ordinary course of business;

(20) any Investment by Parent or any of its Restricted Subsidiaries consisting of Permitted Non-Cash Consideration, provided that (A) the aggregate Fair Market Value of such Permitted Non-Cash Consideration so received during the term of this Indenture shall not exceed $20.0 million and (B) such Fair Market Value shall be determined without giving effect to subsequent changes in value; and

(21) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(2) Liens imposed by law or regulation, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance, surety bonds or bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other covenants, conditions, restrictions and minor defects or irregularities in title (“Other Encumbrances”), in each case which Liens and Other Encumbrances do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) of Section 4.10(b) hereof; provided that such Liens extend only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Parent or any of its Restricted Subsidiaries;

(9) Liens on property at the time Parent or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Parent or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided, further, however, that the Liens may not extend to any other property owned by Parent or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary permitted to be incurred in accordance with Section 4.10 hereof;

(11) Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) (a) leases, subleases, licenses or sublicenses (including of real property and intellectual property) granted to others in the ordinary course of business; and (b) with respect to any leasehold interest held by Parent or any of its Restricted Subsidiaries, the terms of the leases granting such leasehold interest and the rights of lessors thereunder and any Lien granted by any lessor, in the case of each of clauses (a) and (b) which do not materially interfere with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into by Parent and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of Parent or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17) Liens on accounts receivable and related assets granted in connection with any Receivables Facility; provided, that the aggregate outstanding principal amount under such Receivables Facility, when aggregated with the outstanding principal amount under all other Receivables Facilities then outstanding and incurred pursuant to this clause (17), shall not exceed the greater of (x) $15.0 million and (y) 2.0% of Total Assets determined at the time of incurrence;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and this (18); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original

Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under such clauses (6), (7), (8), (9) or this (18) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any Refinancing Expenses;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing Obligations in an aggregate principal amount at any one time outstanding not in excess of the greater of (x) $15.0 million and (y) 2.0% of Total Assets determined at the time of incurrence;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under Section 6.01(a) hereof so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) Liens (i) of a collection bank arising under Section 4-208 or 4-210 (as applicable) of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions arising as a matter of law or pursuant to customary depositary terms encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.10 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) banker’s liens, Liens that are statutory, common law or contractual rights of set-off and other similar Liens, in each case (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of Parent or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness of such Non-Guarantor Subsidiary;

(28) Liens on the Equity Interests of Unrestricted Subsidiaries that secure Indebtedness of such Unrestricted Subsidiaries;

(29) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(31) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(32) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(33) Liens solely on any cash earnest money deposits made by Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Permitted Investment; and

(34) Liens securing Indebtedness under Regulatory Debt Facilities that is incurred pursuant to clause (21) of Section 4.10(b).

“Permitted Non-Cash Consideration” means non-cash consideration received by Parent or any of its Restricted Subsidiaries in connection with the lease, other disposition or provision of advertising time or other goods and services provided by Parent and its Restricted Subsidiaries to customers in the ordinary course of business.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding-up.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Basis” means, with respect to the calculation of any test, financial ratio, basket or covenant under this Indenture, including the Consolidated Net Secured Leverage Ratio, Consolidated Net Leverage Ratio, EBITDA, Consolidated Total Net Debt, Consolidated Depreciation and Amortization Expense, Consolidated Net Income, Consolidated Interest Expense and Total Assets, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to any acquisition, merger, amalgamation, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated), any issuance or redemption of Preferred Stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Restricted Subsidiary, in each case that has occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or substantially simultaneously with the event for which a determination under this definition is made (including (i) any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged, amalgamated or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period and (ii) with respect to any proposed Investment or acquisition to be made by the subject Person for which committed financing is or is sought to be obtained, such proposed Investment or acquisition may occur after the date upon which the relevant determination or calculation is made under this definition), in each case, as if each such event occurred on the first day of the Reference Period.

For purposes of making any computation referred to above:

(1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the determination under this definition is made had been the applicable rate for the entire period (taking into account any swap contracts applicable to such Indebtedness if such swap contracts have a remaining term in excess of 12 months);

(2) interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of Parent or a direct or indirect parent of Parent to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP;

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Parent or a direct or indirect parent of Parent may designate;

(4) interest on any Indebtedness under a revolving credit facility or a Receivables Facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period;

(5) to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X under the Securities Act.

Any pro forma calculation may include, without limitation, (1) adjustments calculated to give effect to any Pro Forma Cost Savings and (2) all adjustments of the type used in connection with the calculation of “EBITDA” as set forth in footnote 7 under the caption “Offering Circular Summary—Summary Financial Data” in the Offering Circular to the extent such adjustments, without duplication, continue to be applicable to the Reference Period; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Pro Forma Cost Savings” means, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of “run rate” cost savings, operating expense reductions, operating improvements (including the entry into, amendment or renegotiation of any material contract or arrangement) and cost synergies (it being understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period from such actions that are otherwise included in the calculation of EBITDA) projected by Parent (or any successor thereto) or any direct or indirect parent of Parent in good faith to be reasonably anticipated to be realizable calculated on a Pro Forma Basis (calculated on a pro forma basis as though such items had been realized on the first day of such period); provided that (x) such cost savings, operating expense reductions, operating improvements or cost synergies are factually supported and reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions (in the good faith determination of a responsible financial or accounting officer of Parent (or any successor thereto) or any direct or indirect parent of Parent) and (y) such actions have been taken or are to be taken within 24 months; provided further that no cost savings, operating expense reductions, operating improvements or cost synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or EBITDA, whether through a pro forma adjustment, add back exclusion or otherwise, for such period.

“Public Company” means any Person with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agencies” means Moody’s, S&P and Fitch or if two or more of such agencies shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Parent which shall be substituted for such two or more agencies, as the case may be.

“Rating Category” means (a) with respect to S&P or Fitch, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P or Moody’s or any another Rating Agency selected by Parent. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories ((i) + and—for S&P or Fitch; (ii) 1, 2 and 3 for Moody’s; and (iii) the equivalent gradations for another Rating Agency selected by Parent) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB-to B+, will constitute a decrease of one gradation).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased, licensed or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Parent or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which Parent or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary of Parent formed for the sole purpose of, and that engages only in, the purchase and sale of accounts receivables under one or more Receivables Facilities and other activities reasonably related thereto.

“Record Date” for the interest payable on any applicable Interest Payment Date means January 15 or July 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Refinancing Expenses” means, in connection with any refinancing, replacement, renewal or extension of any Indebtedness, Disqualified Stock or Preferred Stock permitted by this Indenture, the aggregate amount of (1) accrued and unpaid interest in respect of the Indebtedness being refinanced; (2) the aggregate amount of original issue discount on the Indebtedness, Disqualified Stock or Preferred Stock being refinanced; (3) premiums (including tender premiums) and other costs associated with the redemption, repurchase, retirement, discharge or defeasance of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, and (4) all fees and expenses (including underwriting discounts, commitment, ticking and similar fees, expenses and discounts) associated with the repayment of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced and the incurrence of the Indebtedness, Disqualified Stock or Preferred Stock in connection with such refinancing.

“Regulated Bank” means a commercial bank with a consolidated combined capital surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto, as the case may be, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto, as the case may be, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(f)(iii) hereof.

“Regulatory Debt Facility” means, with respect to Parent or any of its Restricted Subsidiaries, one or more Credit Facilities entered into pursuant to the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) promulgated under the Coronavirus Aid, Relief and Economic Security Act or any other legislation, regulation, act or similar law in response to, or related to the effect of, COVID-19, in each case, as amended from time to time.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by Parent or a Restricted Subsidiary in exchange for assets transferred by Parent or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, an officer within the corporate trust department of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture, and when used with respect to the Notes Collateral Agent, an officer within the corporate trust department of the Notes Collateral Agent who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Issuer, except for such restrictions that are contained in agreements governing Indebtedness permitted to be incurred under Section 4.10 hereof and that is secured by such cash or Cash Equivalents.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the period of 40 days after the later of the commencement of the offering of the Initial Notes and the Issue Date.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of Parent (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services, LLC business, or any successor rating agency.

“Sale and Lease-Back Transaction” means any direct or indirect arrangement providing for the leasing or licensing by Parent or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred for value by Parent or such Restricted Subsidiary to a third Person in contemplation of such leasing or licensing.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to Parent or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Parent or any of its Restricted Subsidiaries secured by a Lien. For the avoidance of doubt, Attributable Debt will be considered to be secured by the asset that is the subject of the Sale and Lease-Back Transaction.

“Secured Parties” means the Trustee and the Notes Collateral Agent, in the case of the Obligations under this Indenture, lenders or holders of First Lien Obligations, the representatives with respect thereto and the successors and assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by Parent and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Station” means each radio station and/or FM translator, whether using analog or digital over-the-air or Internet based transmission facilities owned and operated by Issuer or any of its Restricted Subsidiaries, and each radio station and/or FM translator, whether using analog or digital over-the-air or Internet based transmission facilities hereafter acquired by Issuer or any of its Restricted Subsidiaries pursuant to any acquisition permitted by this Indenture, and “Stations” means all such Stations.

“Subordinated Indebtedness” means:

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of a Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of this Indenture.

“Total Assets” means total assets of Parent and its Restricted Subsidiaries on a consolidated basis, shown on the most recent balance sheet of Parent and its Restricted Subsidiaries, determined on a Pro Forma Basis.

“Transactions” means the issuance and sale of the Notes and the application of the proceeds as set forth in the Offering Circular under “Use of Proceeds”.

“Treasury Rate” means, as of any date of determination, the yield to maturity of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to February 1, 2023; provided, however, that if the period from such date to February 1, 2023 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means Wilmington Trust, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Parent which at the time of determination is an Unrestricted Subsidiary (as designated by Parent, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

Parent may designate any Subsidiary of Parent (including any existing Subsidiary and any newly acquired or newly formed Subsidiary), other than the Issuer, to be an Unrestricted Subsidiary unless, as of the time of designation, such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Parent or any Subsidiary of Parent (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1) such designation complies with Section 4.07 hereof; and

(2) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Parent or any Restricted Subsidiary except for Liens described in clause (28) of the definition of “Permitted Liens.”

Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) Parent could incur at least $1.00 of additional Ratio Debt; or

(2) the Consolidated Net Leverage Ratio for Parent and its Restricted Subsidiaries would be less than or equal to such ratio immediately prior to such designation, in each case on a Pro Forma Basis taking into account such designation.

Any such designation by Parent shall be notified by Parent to the Trustee by promptly delivering to the Trustee a copy of the resolution of the Board of Directors of Parent or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or other governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each remaining scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.11(b)
“Affiliate Transaction”	4.12(a)
“Applicable Law”	13.16
“Asset Sale Offer”	4.11(c)
“Authentication Order”	2.02
“Change of Control Offer”	4.15(a)
“Change of Control Payment”	4.15(a)
“Change of Control Payment Date”	4.15(a)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.17(a)
“Directing Holder”	6.01(c)
“DTC”	2.03
“Excess Proceeds”	4.11(c)
“incur,” “incurrence”	4.10(a)
“LCT Election”	1.06(a)
“LCT Test Date”	1.06(a)
“Legal Defeasance”	8.02
“Mortgage”	12.08
“Mortgage Policies”	12.08
“Mortgaged Property”	12.08
“Note Register”	2.03
“Noteholder Direction”	6.01(c)
“Offer Amount”	3.09(b)
“Offer Period”	3.09(b)
“Paying Agent”	2.03
“Permitted Indebtedness”	4.10(b)
“Position Representation”	6.01(c)
“Purchase Date”	3.09(b)
“Ratio Debt”	4.10(a)
“Redemption Date”	3.01
“Refunding Capital Stock”	4.07(b)
“Registrar”	2.03
“Restricted Payments”	4.07(a)
“Reversion Date”	4.17(b)
“Successor Company”	5.01(a)
“Successor Person”	5.01(b)
“Suspended Covenant”	4.17(a)
“Suspension Period”	4.17(b)
“Tax Group”	4.07(b)
“Verification Covenant”	6.01(c)

Section 1.03. [Reserved].

Section 1.04. Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) references to “shall” and “will” are intended to have the same meaning and shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(j) unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with Parent and its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person;

(k) “including” means including without limitation; and

(l) unless expressly set forth herein, all amounts expressed in this Indenture or in the Notes in terms of money refer to the lawful currency of the United States of America.

Section 1.05. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee, the Notes Collateral Agent and the Issuer, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

Section 1.06. Measuring Compliance.

(a) When calculating compliance with any LCT Provision, Parent may, at its option (Parent’s election to exercise such option, which may be made at any time, an “LCT Election”), elect that the date of determination for such LCT Provision shall be deemed to be the date the definitive agreement or agreements for such Limited Condition Transaction are entered into (or, if applicable, the date any agreement to repay, repurchase or refinance Indebtedness, Disqualified Stock or Preferred Stock is entered into, the date of any irrevocable notice, which may be conditional, of any repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock that is given to the holders thereof, or the date of declaration of a Restricted Payment) (the “LCT Test Date”), and if,

after giving effect to the Limited Condition Transaction and any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock and the use of proceeds therefrom, the incurrence of Liens and Restricted Payments) on a Pro Forma Basis, Parent or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such LCT Provision, such LCT Provision shall be deemed to have been complied with (or satisfied) for all purposes under this Indenture (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or otherwise incurred at the LCT Test Date or at any time thereafter); provided, that compliance with such LCT Provision shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction or any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock and the use of proceeds therefrom, the incurrence of Liens and Restricted Payments).

(b) For the avoidance of doubt, if Parent has made an LCT Election, (1) if any of the LCT Provisions for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of changes in any such ratio, test or basket, including due to changes in currency exchange rates, interest rates, EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated Net Leverage Ratio, Consolidated Net Secured Leverage Ratio, Consolidated Total Net Debt or Total Assets of Parent or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such changes; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement or date for redemption, purchase, repayment or refinancing specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested after giving pro forma effect to such Limited Condition Transaction as though such Limited Condition Transaction had occurred on the LCT Test Date and remained outstanding thereafter; (4) if financial statements for one or more subsequent fiscal quarters shall have become available, Parent may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such baskets, ratios and financial metrics; (5) if any ratios or financial metrics improve or baskets increase as a result of such changes, such improved ratios, financial metrics or baskets may be utilized; and (6) Consolidated Interest Expense will be calculated using an assumed interest rate based on the indicative interest margin (without giving effect to any step-ups) contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by Issuer or any direct or indirect parent of the Issuer in good faith. In addition, in connection with a Limited Condition Transaction, compliance with any requirement relating to the absence of a Default or Event of Default may be determined as of the LCT Test Date and not as of any later date as would otherwise be required under this Indenture, except to the extent compliance with the relevant LCT Provision is redetermined as contemplated by clause (4) of the immediately preceding sentence.

(c) To the extent the date of delivery of any document required to be delivered pursuant to any provision of this Indenture falls on a day that is not a Business Day, the applicable date of delivery shall be deemed to be the next succeeding Business Day.

(d) The amount of any Investment outstanding at any time shall be the original amount of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or Cash Equivalents (or in assets other than cash which have been sold or otherwise disposed of for cash or Cash Equivalents) by Parent or a Restricted Subsidiary in respect of such Investment. If Indebtedness originally incurred or Disqualified Stock or Preferred Stock originally issued or Lien originally incurred in reliance upon a per-

centage of EBITDA or Total Assets or a ratio-based basket is being refinanced pursuant to a particular basket (including clause (a) of the definition of “Permitted Indebtedness”) and such refinancing would cause the maximum amount of Indebtedness, Disqualified Stock or Preferred Stock or Lien thereunder to be exceeded at such time, then such refinancing will nevertheless be permitted thereunder and such additional Indebtedness, Disqualified Stock or Preferred Stock or Lien will be deemed to have been incurred, and permitted to be incurred, under such basket so long as the principal amount or the liquidation preference of such refinancing Indebtedness, Disqualified Stock or Preferred Stock or Lien does not exceed an amount equal to the principal amount or liquidation preference of Indebtedness, Disqualified Stock or Preferred Stock or Lien being refinanced plus Refinancing Expenses in connection with such refinancing.

(e) Notwithstanding anything to the contrary herein, so long as an action was taken (or not taken) in reliance upon a basket or ratio that was calculated or determined in good faith by a responsible financial or accounting officer of the Issuer or any indirect parent of the Issuer based upon financial information available to such officer at such time and such action (or inaction) was permitted hereunder at the time of such calculation or determination, any subsequent restatement, modification or adjustments made to such financial information (including any restatement, modification or adjustment that would have caused such basket or ratio to be exceeded as a result of such action or inaction) shall not result in any Default or Event of Default.

(f) Notwithstanding anything to the contrary herein, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred, any Investment or Restricted Payment is made or other transaction is undertaken in reliance on the Consolidated Net Secured Leverage Ratio or Consolidated Net Leverage Ratio, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other basket (other than another basket based on the Consolidated Net Secured Leverage Ratio or Consolidated Net Leverage Ratio) on the same date, and each item of Indebtedness, Disqualified Stock or Preferred Stock that is incurred or issued, each Lien incurred, each Investment or Restricted Payment made and each other transaction undertaken will be deemed to have been incurred, issued, made or taken first, to the extent available, pursuant to the relevant Consolidated Net Secured Leverage Ratio or Consolidated Net Leverage Ratio.

ARTICLE 2

THE NOTES

Section 2.01. Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of the Trustee’s authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee as Custodian, in accordance with instructions given by the Holder thereof as required by hereof.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as Custodian, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. Upon the expiry of the Restricted Period, beneficial interests in each Regulation S Temporary Global Note shall be exchanged for beneficial interests in a Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of a Regulation S Permanent Global Note, the Trustee shall cancel the corresponding Regulation S Temporary Global Note. The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.11 hereof or a Change of Control Offer as provided in Section 4.15 hereof. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the other Notes (including any Initial Notes or other Additional Notes) and shall have the same terms as to status, redemption or otherwise as such Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Sections 4.10 and 4.13 hereof. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02. Execution and Authentication.

At least one Officer of the Issuer shall execute the Notes by manual, facsimile or other electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto, as the case may be, by the manual signature of the Trustee. The signature of the Trustee shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03. Registrar and Paying Agent.

The Issuer shall maintain (i) an office or agency in the United States where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency in United States where Notes may be presented for payment (the “Paying Agent”). The Registrar shall maintain a register reflecting ownership of the Notes outstanding from time to time (“Note Register”) and shall make payments on and facilitate transfer of Notes on behalf of the Issuer. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar. The term “Paying Agent” includes any additional paying agents. The Issuer initially appoints the Trustee as (i) Registrar and Paying Agent and (ii) the Custodian with respect to the Global Notes. The Issuer may change the Paying Agents or the Registrars without prior notice to the Holders. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as a Paying Agent or a Registrar. All Agents appointed under this Indenture shall be appointed pursuant to agency agreements among the Issuer, the Trustee and the Agent, as applicable.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

Section 2.04. Paying Agent to Hold Money in Trust.

The Issuer shall require the Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee in writing of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or one of its respective Subsidiaries) shall have no further liability for the money. If the Issuer or one of its respective Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor. A beneficial interest in a Global Note shall be exchangeable for a Definitive Note if (A) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note and a successor Depositary is not appointed by the Issuer within 90 days of such notice or (B) in the case of any Global Note, there shall have occurred and be continuing an Event of Default with respect to such Global Note and the Depositary has requested the issuance of Definitive Notes. Upon the occurrence of any of the preceding events in clause (A) or (B) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in clause (A) or (B) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in Global Notes shall be transferred or exchanged for beneficial interests in Global Notes only pursuant to this clause (b). Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in clause (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(iv).

(v) Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Restricted Global Note Prohibited. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes. Beneficial interests in Global Notes shall be exchanged for Definitive Notes only pursuant to this clause (c):

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clause (A) or (B) of Section 2.06(a) hereof, subject to satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to Parent or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof, or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in a Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in clause (A) or (B) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof and if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clause (A) or (B) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests. Restricted Definitive Notes shall be exchanged for beneficial interests in Restricted Global Notes only pursuant to this clause (d):

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to Parent or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof, or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Definitive Notes shall be exchanged for Definitive Notes only pursuant to this clause (e). Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, if the Registrar or the Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT

TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(g) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) The Registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes.

(iii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but Holders shall pay all taxes due on transfer (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.11, 4.15, and 9.04 hereof).

(iv) Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption.

(v) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi) The Issuer shall not be required (A) to issue, register the transfer of or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed, (B) to transfer or exchange any Note selected for redemption, (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer of or to exchange any Notes selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(vii) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(viii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(ix) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(x) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(xi) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xii) Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary. The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee and the Notes Collateral Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

Section 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer, and the Issuer and the Trustee receive evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses (including the expenses of the Trustee) in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary of the Issuer or an Affiliate of any of the foregoing) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Upon request of the Trustee, the Issuer shall promptly furnish to the Trustee an Officer’s Certificate listing and identifying all Notes, if any, known by the Issuer to be owned or held by or for the account of any of the above-described persons, and the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

Section 2.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate Definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11. Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act) in accordance with its customary procedures. Certification of the disposal of all cancelled Notes shall be delivered to the Issuer upon its written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders of Notes on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer shall notify the Holders (and the Trustee) in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee, an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee, for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuer shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than ten (10) days prior to the related payment date for such defaulted interest. The Issuer shall notify the Trustee of such special record date promptly, and in any event at least 20 days before such special record date. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee, in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13. CUSIP/ISIN Numbers.

The Issuer in issuing the Notes may use CUSIP or ISIN numbers, as applicable, (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers, as applicable, in notices of redemption as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN Code numbers, as applicable. Additional Notes will not be issued with the same CUSIP, if any, as any existing Notes unless such Additional Notes are fungible with such existing Notes for U.S. federal income tax purposes.

ARTICLE 3

REDEMPTION

Section 3.01. Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least two (2) Business Days in the case of Global Notes and five (5) Business Days in the case of Definitive Notes (unless a shorter period shall be agreed to by the Trustee) before notice of redemption is mailed or caused to be mailed to the applicable Holders pursuant to Section 3.03 hereof, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the date of redemption (the “Redemption Date”), (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

Section 3.02. Selection of Notes to Be Redeemed or Purchased.

If the Issuer is redeeming or purchasing pursuant to Section 4.11 or 4.15 hereof less than all of the Notes at any time, the Trustee shall select the Notes to be redeemed or purchased (a) on a pro rata basis to the extent practicable or (b) by lot or such other similar method in accordance with the procedures of DTC; provided that no Notes of $2,000 or less shall be redeemed or repurchased in part. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in minimum principal amounts of $2,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03. Notice of Purchase or Redemption.

Subject to Section 3.09 hereof, the Issuer shall mail or cause to be mailed by first-class mail, postage prepaid, or delivered electronically if the Notes are held at DTC, notices of purchase or redemption at least 10 but not more than 60 days before the purchase date or Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address, with a copy to the Trustee, except that redemption notices may be mailed, or delivered electronically if the Notes are held at DTC, more than 60 days prior to a purchase date or Redemption Date if the notice is issued in connection with Article 8 or Article 11 hereof.

The notice shall identify the Notes (including the CUSIP or ISIN number) to be purchased or redeemed and shall state:

(a) the purchase date or Redemption Date;

(b) the purchase or redemption price;

(c) if any Note is to be purchased or redeemed in part only, the portion of the principal amount of that Note that has been or is to be purchased or redeemed and that, after the purchase date or Redemption Date upon surrender of such Note, the Issuer will issue a new Note or Notes in principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the purchase date or Redemption Date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for purchase or redemption are being redeemed;

(h) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, as applicable, if any, listed in such notice or printed on the Notes; and

(i) any condition to such redemption.

At the Issuer’s request, the Trustee shall give the notice of purchase or redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least two (2) Business Days in the case of Global Notes and five (5) Business Days in the case of Definitive Notes before notice of purchase or redemption is required to be mailed or caused to be mailed, or delivered electronically if the Notes are held at DTC, to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed, or delivered electronically if the Notes are held at DTC, in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date (except as provided for in Paragraph 5(c) and 5(g) of the applicable Note) at the redemption price. The notice, if mailed or electronically delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05. Deposit of Redemption or Purchase Price.

Prior to 12:00 p.m. (New York City time) on the Redemption Date or purchase date, the Issuer shall deposit with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Paying Agent shall promptly return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06. Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07. Optional Redemption.

The Notes may be redeemed, at any time in whole, or from time to time in part, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the form of Notes set forth in Exhibit A hereto, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest, if any, to the Redemption Date.

Section 3.08. Mandatory Redemption.

The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09. Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.11 hereof, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required by the terms of any Additional First Lien Obligations, such Additional First Lien Obligations (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Additional First Lien Obligations tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Issuer shall send, by first-class mail, or deliver electronically if the Notes are held at DTC, a notice to each of the Holders, with a copy to the Trustee and Agents. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and, if required by the terms of any Additional First Lien Obligations, holders of such Additional First Lien Obligations. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.11 hereof and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not properly tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receive, not later than the expiration of the Offer Period, a facsimile transmission or letter or, in the case of global notes, notice through the Depositary’s system, setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes or First Lien Obligations surrendered by the Holders thereof exceeds the Offer Amount, the Issuer shall select the Notes and the Issuer or the agent for such First Lien Obligations shall select such First Lien Obligations to be purchased (a) on a pro rata basis based on the amount (determined as set forth above) of the Notes and such First Lien Obligations tendered or (b) by lot or such similar method in accordance with the procedures of DTC; provided that no notes of $2,000 or less shall be repurchased in part; and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.11 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof.

Section 3.10. Additional Redemptions and Repurchases.

At any time, in connection with any tender offer or other offer to purchase the Notes (including pursuant to a Change of Control Offer or Asset Sale Offer), if not less than 90.0% in aggregate principal amount of the outstanding Notes are purchased by the Issuer, or, in the case of a Change of Control Offer, any third party purchasing or acquiring Notes in lieu of the Issuer, the Issuer or such third party will have the right, upon notice as described in Section 3.03, to redeem the Notes of such series that remain outstanding following such purchase at the price paid to holders in such purchase, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date).

ARTICLE 4

COVENANTS

Section 4.01. Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary, holds as of 12:00 P.M. (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Debtor Relief Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Debtor Relief Law) on overdue installments of interest at the same rate to the extent lawful.

Section 4.02. Maintenance of Office or Agency.

The Issuer shall maintain the office or agency required under Section 2.03 hereof (which may be an office of the Trustee or an Affiliate of the Trustee) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency required under Section 2.03 hereof. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof; provided that no office of the Trustee shall be an office or agency of the Issuer for the purpose of effecting service of legal process on the Issuer or any Guarantor.

Section 4.03. Reports and Other Information.

Parent shall file with the SEC, or make available on its website (which may be on a non-public, password-protected website maintained by Parent or any Restricted Subsidiary to which access will be given to Holders, prospective investors in the Notes and securities analysts and market making financial institutions that are reasonably satisfactory to Parent), from and after the Issue Date,

(1) within the time period (including any applicable grace period) then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within the time period (including any applicable grace period) then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer, for each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; and

(3) within the time period (including any applicable grace period) then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 8-K, after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that in the case of the foregoing clauses (1) and (2), such information will only be required to be provided to the extent similar information is included or incorporated by reference in the Offering Circular.

The filing requirements set forth above for the applicable period may also be satisfied by Parent (i) by the filing (including prior to the Issue Date) with the SEC of a shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, or (ii) with respect to its reporting obligations pursuant to clauses (1) and (2) above, by including in a registration statement filed with the SEC quarterly or annual updates, as applicable, to the applicable disclosures set forth therein and without otherwise satisfying the requirements of Form 10-K or 10-Q; provided that, except as set forth in the immediately preceding clause (ii) with respect to scope of disclosure, this paragraph shall not supersede or in any manner suspend or delay the Issuer’s reporting obligations, or the time periods required therefor, set forth above.

For so long as any of Parent’s Subsidiaries has been designated as an Unrestricted Subsidiary, then substantially concurrently with the provision of the quarterly and annual financial information required by the first paragraph of this covenant, Parent will provide the holders of the Notes with the percentage of the Adjusted EBITDA (presented on a basis substantially consistent with the presentation of Adjusted EBITDA in the Offering Circular) that the Unrestricted Subsidiaries contribute to such Adjusted EBITDA for Parent and its Subsidiaries for the applicable period; provided, however, that no such information shall be required to be provided to the extent any such Unrestricted Subsidiary is not then a Material Domestic Subsidiary. Such information need not be provided in the financial report itself and may be separately provided to holders of the Notes via a non-public, password protected website maintained by Parent, any direct or indirect parent of Parent, any Restricted Subsidiary or a third party in accordance with second following paragraph of this Section 4.03.

In addition, to the extent not satisfied by the foregoing, the Issuer agrees that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

So long as Notes are outstanding Parent will also:

(a) promptly after filing or otherwise delivering to the Trustee the annual and quarterly reports required by clauses (1) and (2) of the first paragraph of this Section 4.03, hold a conference call to discuss such reports and the results of operations for the relevant reporting period (which conference call, for the avoidance of doubt, may be held prior to such time that the annual or quarterly information and reports required by the first paragraph of this covenant are filed or otherwise furnished to Holders); and

(b) announce by press release or post to the website of Parent or any Restricted Subsidiary or on a non-public, password-protected website maintained by Parent, any Restricted Subsidiary or a third party, which may require a confidentiality acknowledgment (but not restrict the recipients of such information from trading securities of Parent or its respective affiliates), prior to the date of the conference call required to be held in accordance with clause (a) of this paragraph, the time and date of such conference call and either all information necessary to access the call or informing holders of Notes, bona fide prospective investors in the Notes, bona fide market makers in the Notes affiliated with any Initial Purchaser and bona fide securities analysts (to the extent providing analysis of an investment in the Notes) how they can obtain such information, including, without limitation, the applicable password or other login information;

provided that, for the avoidance of doubt, Parent will be deemed to have satisfied the requirements of clause (a) of this paragraph if Parent holds a public earnings call to discuss such reports and the results of operations for the relevant reporting period and will be deemed to have satisfied the requirements of clause (b) of this paragraph if Parent announces any public earnings call on Form 8-K.

Any person who requests or accesses such financial information or seeks to participate in any conference calls required by this Section 4.03 will be required to provide its email address, employer name and other information reasonably requested by the Issuer and represent to the Issuer (to the Issuer’s reasonable good faith satisfaction) that:

(1) it is a Holder of the Notes, a beneficial owner of the Notes, a bona fide prospective investor in the Notes, a bona fide market maker in the Notes affiliated with any Initial Purchaser or a bona fide securities analyst providing an analysis of investment in the Notes;

(2) it will not use the information in violation of applicable securities laws or regulations;

(3) it will keep such provided information confidential and will not communicate the information to any Person; and

(4) it (a) will not use such information in any manner intended to compete with the business of Parent and its Subsidiaries and (b) is not a Person (which includes such Person’s Affiliates) that (i) is principally engaged in a Similar Business or (ii) derives a significant portion of its revenues from operating or owning a Similar Business.

Notwithstanding anything herein to the contrary, any failure to comply with this Section 4.03 and any Default or Event of Default resulting from such non-compliance shall be automatically cured when Parent makes available all required reports to the Holders of the Notes.

The Trustee shall have no responsibility whatsoever to determine whether such filing or any other filing described below has occurred. Delivery of reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of the covenants under this Indenture (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).

Section 4.04. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, an Officer’s Certificate stating that a review of the activities of the Issuer and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred and is continuing, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b) The Issuer shall, within ten (10) Business Days after becoming aware of any Default, deliver to the Trustee by registered or certified mail or by facsimile or other electronic transmission an Officer’s Certificate specifying such Default and what action the Issuer is taking or proposes to take with respect thereto. The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless written notice of an event, which is in fact a Default, has been delivered to the Trustee at its office specified in this Indenture and such notice references the Notes and this Indenture and states at that is a “Notice of Default.”.

Section 4.05. Taxes.

The Issuer shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06. Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Limitation on Restricted Payments.

(a) (1) Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of Parent’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(A) dividends or distributions payable by Parent in Equity Interests (other than Disqualified Stock) of Parent; or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Parent, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness other than the payment, redemption, repurchase, defeasance, acquisition or retirement of:

(A) Indebtedness permitted under clause (7) or (8) of Section 4.10(b) hereof; or

(B) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, redemption, repurchase, defeasance, acquisition or retirement; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a Pro Forma Basis, Parent could incur $1.00 of Ratio Debt; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries (and not rescinded or refunded) after the Issue Date (including Restricted Payments permitted by clause (1) of Section 4.07(b) hereof, but excluding all other Restricted Payments permitted by Section 4.07(b) hereof), is less than the sum of (without duplication):

(a) 50% of Consolidated Net Income of Parent for the period (taken as one accounting period) beginning on the Issue Date to the end of Parent’s most recently completed fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (which amount may not be less than zero); plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by Parent, of marketable securities or other property received by Parent since immediately after the Issue Date from the issue or sale of:

(i) Equity Interests of Parent (but excluding cash proceeds and the fair market value, as determined in good faith by Parent, of marketable securities or other property received from the sale of Equity Interests to members of management, directors or consultants of Parent or any of its Subsidiaries) after the Issue Date to the extent such amounts have not been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b) hereof; and

(ii) Indebtedness or Disqualified Stock of Parent or a Restricted Subsidiary that has been converted into or exchanged for Equity Interests of Parent;

provided, however, that this clause (b) shall not include the proceeds from (w) Refunding Capital Stock (as defined below), (x) Equity Interests, Indebtedness or Disqualified Stock of Parent sold to a Restricted Subsidiary or (y) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by Parent, of marketable securities or other property contributed to the capital of Parent following the Issue Date (other than by a Restricted Subsidiary); plus

(d) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (including repayments of loans or advances that constituted Restricted Investments); plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (as determined by Parent in good faith) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment.

(b) Section 4.07(a) hereof shall not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Indenture;

(2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Parent, or of Subordinated Indebtedness of Parent, the Issuer or any Subsidiary Guarantor, in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Issuer) of, Equity Interests of Parent (other than Disqualified Stock) (collectively, the “Refunding Capital Stock”);

(3) the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent incurrence of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred in compliance with Section 4.10 hereof as Refinancing Indebtedness:

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Parent held by any future, present or former employee, director or consultant of Parent or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year the greater of (x) $2.5 million and (y) 0.35% of Total Assets, which amount shall increase to the greater of (x) $5.0 million and (y) 0.70% of Total Assets for any calendar year if, on December 31 of the immediately preceding calendar year or March 31, June 30 or September 30 of such calendar year, the Consolidated Net Leverage Ratio is less than 6.50 to 1.00 (with unused amounts in any calendar year being carried over for one additional calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Parent to members of management, directors or consultants of Parent or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 4.07(a) hereof; plus

(b) the cash proceeds of key man life insurance policies received by Parent or any of its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clause (a) or (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to Parent or any Restricted Subsidiary from members of management of Parent or any Restricted Subsidiaries in connection with a repurchase of Equity Interests of Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(5) repurchases of Equity Interests deemed to occur (i) upon exercise of stock options, stock appreciation rights or warrants if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights or warrants or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee;

(6) any other Restricted Payment so long as, on a Pro Forma Basis after giving effect to such Restricted Payment, the Consolidated Net Leverage Ratio is less than 4.00 to 1.00;

(7) distributions or payments of Receivables Fees;

(8) any Restricted Payment used to fund the Transactions;

(9) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Section 4.11 and Section 4.15 hereof; provided that prior to any such repurchase, redemption, defeasance or other acquisition or retirement for value, all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(10) the repurchase, redemption or other acquisition for value of Equity Interests of Parent or the Issuer deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Parent, the Issuer or their Subsidiaries, in each case, permitted under this Indenture;

(11) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Parent or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(12) for any taxable period in which the taxable income of Parent and/or any of its Subsidiaries is included in a consolidated, combined or similar income tax group of which a direct or indirect parent of Parent is the common parent (a “Tax Group”), an amount not to exceed the tax liabilities that Parent and the applicable Subsidiaries, in the aggregate, would have been required to pay with respect to such taxable income if such entities were a standalone group of corporations separate from such Tax Group; provided that if Parent or any Subsidiary pays any portion of such tax liabilities directly to any taxing authority, a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (12);

(13) the declaration and payment of distributions or dividends, as applicable, by Parent or its Restricted Subsidiaries to, or the making of loans to, any direct or indirect parent, in amounts required for any such direct or indirect parents to, in each case without duplication,

(a) pay franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) pay salary, bonus, customary indemnification obligations and customary other benefits payable to directors, officers and employees of any direct or indirect parent company of Parent;

(c) pay general corporate operating and overhead costs and expenses of any direct or indirect parent company of Parent;

(d) pay fees and expenses other than to Affiliates of the Issuer related to any equity or debt offering or other financing transaction of such parent entity;

(e) make payments for the benefit of any direct or indirect parent company of Parent to the extent such payments could have been made by Parent or any of its Restricted Subsidiaries because such payments (x) would not otherwise be Restricted Payments and (y) would be permitted by Section 4.12 (in each case, and, notwithstanding clauses (x) and (y), including payments in respect of overhead of such parent company, including, without limitation, legal, accounting and professional fees, and fees and expenses in connection with its ownership of Parent and its Subsidiaries); and

(f) make Restricted Payments to any direct or indirect parent of Parent to finance, or to any direct or indirect parent of Parent for the purpose of paying to any other direct or indirect parent of Parent to finance, any Investment that, if consummated by Parent or any Restricted Subsidiary, would be a Permitted Investment; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) substantially concurrently with the closing thereof, such direct or indirect parent of Parent causes (i) all property acquired in such Investment (whether assets or Equity Interests) to be contributed to Parent or any Restricted Subsidiary or (ii) any Person (x) acquired in such acquisition or Investment or (y) formed for purposes of consummating such acquisition or Investment to be merged, consolidated or amalgamated (to the extent permitted by Section 5.01) with and into Parent or any Restricted Subsidiary in accordance with the requirements of Section 4.09;

(14) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Parent or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiaries issued or incurred in accordance with Section 4.10 hereof;

(15) payments of cash, or dividends, distributions or advances by Parent or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(16) mandatory redemptions or repurchases of Disqualified Stock the issuance of which itself constituted a Restricted Payment or Permitted Investment otherwise permissible hereunder;

(17) the declaration and payment by Parent of quarterly dividends on Parent’s common stock or to pay for the purchase, repurchase, redemption or other acquisition or retirement of Capital Stock of Parent or purchase, repurchase or otherwise acquire Subordinated Indebtedness in an amount not to exceed $1.5 million in each fiscal quarter (with unused amounts in any fiscal quarter being carried over for up to four consecutive fiscal quarters); and

(18) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (18) not to exceed the greater of (x) $25.0 million and (y) 3.50% of Total Assets, provided that, on a Pro Forma Basis after giving effect to such Restricted Payment Parent could incur $1.00 of Ratio Debt; provided further that at the time of, and after giving effect to, such Restricted Payment, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (6) or (11) above, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) As of the Issue Date, all of Parent’s Subsidiaries will be Restricted Subsidiaries. Parent shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Parent and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be an Investment in an amount determined as set forth in the definition of “Investment.” Such designation shall be permitted only if an Investment in such amount would be permitted at such time, whether as a Restricted Payment or a Permitted Investment, and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.” Unrestricted Subsidiaries will not be subject to any of the covenants set forth in this Indenture.

(d) For purposes of this Section 4.07 and the definition of “Permitted Investment”, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described in this Section 4.07 and/or one or more of the exceptions contained in the definition of “Permitted Investments,” Parent may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this Section 4.07 and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

Section 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (A) pay dividends or make any other distributions to Parent or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

     (B) pay any Indebtedness owed to Parent or any of its Restricted Subsidiaries;

(2) make loans or advances to Parent or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Parent or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions (i) in effect on the Issue Date, (ii) pursuant to or in accordance with the Intercreditor Agreement or any Junior Lien Intercreditor Agreement and (iii) pursuant to related Hedging Obligations;

(2) (i) this Indenture, the Notes and the Guarantees and (ii) any agreement governing Indebtedness permitted to be incurred pursuant Section 4.10 hereof; provided, that the provisions relating to restrictions of the type described in clauses (1) through (3) of Section 4.08(a) hereof contained in such agreement, taken as a whole, either (x) are not materially more restrictive than the provisions contained in this Indenture or (y) will not affect in any material respect the ability of the Issuer to make principal and interest payments on the Notes as determined by Parent in good faith;

(3) purchase money obligations and Financing Lease Obligations, in each case permitted to be incurred under this Indenture, that impose restrictions of the nature discussed in clause (3) of Section 4.08(a) hereof on the property so acquired or leased;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by or merged or consolidated with or into Parent or any of its Restricted Subsidiaries in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Parent, that impose restrictions solely on the assets to be sold;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.10 hereof and Section 4.13 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to Section 4.10 hereof;

(10) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture, including the interests therein;

(11) customary provisions contained in leases, sub-leases, licenses or sub-licenses and other agreements, in each case, entered into in the ordinary course of business;

(12) any encumbrances or restrictions of the type referred to in clause (1), (2) or (3) of Section 4.08(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in any of clauses (1) through (11) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, in the good faith judgment of Parent or any direct or indirect parent of Parent, either (x) are no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (y) will not affect in any material respect the ability of the Issuer to make principal and interest payments on the Notes; and

(13) restrictions created in connection with any Receivables Facility permitted to be incurred pursuant to clause (17) of the definition of “Permitted Liens” that, in the good faith determination of Parent, are necessary or advisable to effect such Receivables Facility; provided that such restrictions apply only to the applicable Receivables Subsidiary.

Section 4.09. Additional Subsidiary Guarantees.

Each of Parent’s Restricted Subsidiaries (other than the Issuer and any Excluded Subsidiary) will initially Guarantee the Notes. If after the Issue Date (x) Parent, the Issuer or any Restricted Subsidiary forms, acquires or redesignates any Restricted Subsidiary that is not an Excluded Subsidiary, (y) any Restricted Subsidiary that was an Excluded Subsidiary ceases to be an Excluded Subsidiary or (z) any other Restricted Subsidiary guarantees any other indebtedness incurred pursuant to Section 4.10(b)(1) hereof, then such Restricted Subsidiary shall (a) become a Subsidiary Guarantor pursuant to a supplemental indenture to this Indenture substantially in the form attached as Exhibit D hereto and execute and deliver joinders to the Intercreditor Agreement, any Junior Lien Intercreditor Agreement and the Notes Security Agreement and any other documents or instruments, in each case within 30 Business Days of the date on which such Restricted Subsidiary first guarantees such Indebtedness and (b) within 60 days (or with respect to mortgages 150 days (as such date may be adjusted to the extent any such actions are not or cannot be completed within such timeframe as a result of the occurrence of the COVID-19 or other pandemic (including without limitation, as a result of any notary services being unavailable) after the use of commercially reasonable efforts to do so or without undue burden or expense or risk to human health or such later date as the Bank Collateral Agent, if any, may have agreed to)) or such later date as the Bank Collateral Agent, if any, may have agreed to, create or perfect the security interests in favor of the Notes Collateral Agent for the benefit of the Secured Parties in the Collateral of such Subsidiary to the extent required by this Indenture. Notwithstanding any of the foregoing to the contrary, in no event will (i) any CFC, (ii) any direct or indirect Subsidiary of a CFC or (iii) any CFC Holdco be required to Guarantee the Notes unless any such entity guarantees indebtedness incurred pursuant to Section 4.10(b)(1). Parent may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Subsidiary Guarantor to become a Subsidiary Guarantor. Notwithstanding the foregoing, Opinions of Counsel will not be required in connection with the addition of new Subsidiary Guarantors or in connection with such Subsidiary Guarantors entering into the Notes Security Documents or to vest in the Notes Collateral Agent a perfected security interest in after-acquired Collateral.

Section 4.10. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently, or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Parent shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that Parent may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Net Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6.50 to 1.00; provided, further, however, that Non-Guarantor Subsidiaries may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, on a Pro Forma Basis, more than the greater of (x) $15.0 million and (y) 2.0% of Total Assets of Indebtedness or Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries is outstanding pursuant to this Section 4.10(a), together with Refinancing Indebtedness in respect thereof outstanding pursuant to clause (12) of Section 4.10(b) hereof (any Indebtedness incurred pursuant to this Section 4.10(a), “Ratio Debt”).

(b) The provisions of Section 4.10(a) hereof shall not apply to (the following collectively referred to as “Permitted Indebtedness”):

(1) (a) the incurrence of Indebtedness under Credit Facilities by Parent or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided, however, that immediately after giving effect to any such incurrence, the then outstanding aggregate principal amount of all Indebtedness under this clause (1) does not exceed as of the time of incurrence pursuant to this clause (1)(a), the greater of (x) $25.0 million and (y) an aggregate principal amount of Indebtedness such that the Consolidated Net Secured Leverage Ratio is not greater than 4.50 to 1.00 and (b) Indebtedness incurred to refund or refinance Indebtedness incurred pursuant to the foregoing clause (1)(a) or this clause (1)(b),plus Refinancing Expenses; provided, further, that for purposes of determining the amount of Indebtedness that may be incurred under the foregoing clause (1)(a)(y), all Indebtedness incurred thereunder shall be deemed to be secured by a Lien;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any Guarantee) (other than any Additional Notes);

(3) Indebtedness of Parent and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clause (2) of this Section 4.10(b));

(4) (i) Indebtedness (including Financing Lease Obligations and Attributable Debt), Disqualified Stock and Preferred Stock incurred or issued by Parent or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets or incurred in connection with a Sale and Lease-Back Transaction, and any Indebtedness incurred to refinance any such Indebtedness, in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding under this clause (4) does not exceed the greater of (x) $20.0 million and (y) 2.75% of Total Assets determined at the time of incurrence pursuant to this clause (4) and (ii) Indebtedness arising out of Sale and Lease-Back Transactions not exceeding the greater of (x) $5.0 million and (y) 0.70% of Total Assets determined at the time of incurrence (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (4) shall cease to be deemed incurred or outstanding pursuant to this clause (4) but shall be deemed incurred and outstanding as Ratio Debt from and after the first date on which Parent or such Restricted Subsidiary, as the case may be, could have incurred such Indebtedness, Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Issuer or such Restricted Subsidiary is able to incur any Liens related thereto as Permitted Liens after such reclassification));

(5) Indebtedness incurred by Parent or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits, property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(6) Indebtedness arising from agreements of Parent or its Restricted Subsidiaries providing for indemnification, holdback, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness of Parent to a Restricted Subsidiary or a Restricted Subsidiary to Parent or another Restricted Subsidiary; provided that any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by the Issuer or a Guarantor to a Non-Guarantor Subsidiary is expressly subordinated in right of payment to the Notes or the applicable Guarantee, as applicable; and provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) shares of Preferred Stock of a Restricted Subsidiary issued to Parent or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in such Preferred Stock being beneficially owned by a Person other than the Issuer or any Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Parent or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(10) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by Parent or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(11) Indebtedness or Disqualified Stock of Parent and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference that, when aggregated with the outstanding principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed the greater of (x) $25.0 million and (y) 3.50% of Total Assets determined at the time of incurrence pursuant to this clause (11);

(12) the incurrence by Parent or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance:

(a) any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under Section 4.10(a) hereof, clause (2), (3), (13) or (17) of this Section 4.10(b) or subclause (y) of clause (4), (11) or (21) of this Section 4.10(b) (provided that any amounts incurred under this clause (12) as Refinancing Indebtedness of subclause (y) of clause (4), (11) or (21) of this Section 4.10(b) shall reduce the amount available under such subclause (y) of such clause so long as such Refinancing Indebtedness remains outstanding), or

(b) any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so refund or refinance the Indebtedness, Disqualified Stock or Preferred Stock described in clause (a) of this Section 4.10(b)(12), including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay Refinancing Expenses in connection therewith (collectively, the “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated to or pari passu with the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated to or pari passu with, as the case may be, the Notes or the Guarantee on terms as least as favorable (as determined in good faith by Parent) to the Holders as those contained in the documentation governing the Indebtedness being refinanced or refunded, (ii) Indebtedness secured by Collateral, the Liens on Collateral securing such Refinancing Indebtedness have a priority that is equal or junior to the priority of Liens on Collateral securing such Indebtedness or (iii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively,

(C) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of Parent or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(D) to the extent constituting Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (21) of this Section 4.10(b) (or any Refinancing Indebtedness in respect thereof), such Refinancing Indebtedness shall also be incurred under a Regulatory Debt Facility;

(13) Indebtedness, Disqualified Stock or Preferred Stock of (x) Parent or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by Parent or any Restricted Subsidiary or merged into or consolidated with Parent or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that after giving effect to such acquisition, merger or consolidation, either:

(a) Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in Section 4.10(a) hereof;

(b) the Consolidated Net Leverage Ratio is less than or equal to the Consolidated Net Leverage Ratio immediately prior to such acquisition, merger or consolidation; or

(c) such Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to subclause (y) of this clause (13) consists of acquired debt not incurred in contemplation of the acquisition, so long as the only obligors are those persons who were obligors;

provided that any such Indebtedness incurred pursuant to this clause (13) by Non-Guarantor Subsidiaries, shall not, when taken together with any Indebtedness incurred by Non-Guarantor Subsidiaries pursuant to Section 4.10(a), together with any Refinancing Indebtedness of any Non-Guarantor Subsidiaries in respect thereof, exceed the greater of (x) $15.0 million and (y) 2.0% of Total Assets determined at the time of incurrence.

(14) netting services, overdraft protections, employee credit card programs and automatic clearinghouse arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Indebtedness is extinguished within ten (10) Business Days of notice of its incurrence;

(15) Indebtedness of Parent or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(16) (a) any guarantee by Parent or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture, or

(b) any guarantee by Parent or a Restricted Subsidiary of Indebtedness of Parent or a Restricted Subsidiary, so long as the incurrence of such Indebtedness is otherwise permitted under the terms of this Indenture; provided that (i) if such Indebtedness is Subordinated Indebtedness, such guarantee shall also be Subordinated Indebtedness and (ii) to the extent such covenant is applicable as a result of such guarantee, Parent complies with Section 4.09;

(17) Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness of Non-Guarantor Subsidiaries then outstanding and incurred pursuant to this clause (17) does not exceed the greater of (x) $15.0 million and (y) 2.0% of Total Assets determined at the time of incurrence pursuant to this clause (17);

(18) Indebtedness of Parent or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(19) Indebtedness of Parent or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(20) Indebtedness consisting of Indebtedness issued by Parent or any of its Restricted Subsidiaries to current or former officers, directors and employees of Parent or any of its Subsidiaries, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Parent to the extent described in clause (4) of Section 4.07(b) hereof; and

(21) the incurrence of Indebtedness under Regulatory Debt Facilities by Parent or any of its Restricted Subsidiaries, and any Indebtedness incurred under Regulatory Debt Facilities to refinance such Indebtedness, in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness under Regulatory Debt Facilities then outstanding and incurred pursuant to this clause (21), does not exceed the greater of (x) $10.0 million and (y) 1.35% of Total Assets determined at the time of incurrence pursuant to this clause (21).

(c) For purposes of determining compliance with this Section 4.10, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness or is entitled to be incurred pursuant to Section 4.10(a) hereof, Parent, in its sole discretion, will divide and/or classify on the date of incurrence and may later redivide and/or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses of Section 4.10(b) hereof or in Section 4.10(a) hereof.

(d) Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional indebtedness with the same terms, the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock, as applicable, of the same class, and accretion of original issue discount or liquidation preference will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.10. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.10.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever is lower), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. For the avoidance of doubt and notwithstanding any other provision of this Section 4.10, the maximum amount of Indebtedness that may be incurred pursuant to this Section 4.10 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

(f) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(g) For the purposes of this Indenture, Indebtedness that is unsecured is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured, and Indebtedness is not deemed to be subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 4.11. Asset Sales.

(a) Parent shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) Parent or any such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other person (other than Parent or any of its Restricted Subsidiaries) assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, (x) in any such Asset Sale with a purchase price in excess of the greater of $2.0 million and 15% of LTM EBITDA at least 75% of the aggregate consideration therefor received by Parent or any such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents and (y) in any such Asset Sale with a purchase price less than or equal to the greater of $2.0 million and 15% of LTM EBITDA at least 75% of the aggregate consideration therefor, together with all other Asset Sales since the Issue Date (on a cumulative basis), received by Parent or any such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A) any liabilities (as shown on Parent’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Parent’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by Parent) (other than Contingent Obligations and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Asset Sale) and for which Parent and all such Restricted Subsidiaries have been released,

(B) any notes or other obligations or securities received by Parent or such Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale, and

(C) any Designated Non-Cash Consideration received by Parent or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding (but less the amount of any cash or Cash Equivalents received in connection with a subsequent sale or conversion of or collection on such Designated Non-Cash Consideration not to exceed the greater of (x) $15.0 million and (y) 2.0% of Total Assets, with the fair market value of each item of Designated Non-Cash Consideration being determined in good faith by Parent and measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this provision and for no other purpose,

(b) Within 455 days after the receipt of any Net Proceeds of any Asset Sale, Parent or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to reduce:

(A) Obligations constituting First Lien Obligations permitted by this Indenture including the Notes (in the case of the Notes, if through open-market purchases, at or above 100% of the principal amount thereof), and, if the Obligations repaid are revolving credit Obligations, to correspondingly permanently reduce commitments with respect thereto; provided that if the Issuer or any Subsidiary Guarantor shall so reduce such Obligations other than the Notes, the Issuer will (i) equally and ratably reduce Obligations under the Notes as provided under Section 3.07 hereof or through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or (ii) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the principal amount of Notes that would otherwise be redeemed under subclause (i) above; or

(B) Indebtedness (i) of a Non-Guarantor Subsidiary, other than Indebtedness owed to Parent or another Restricted Subsidiary or (ii) that is secured by the assets or property that were the subject of such Asset Sale; provided that such assets or property did not constitute Collateral; or

(2) to (A) make an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer, or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) acquire properties (other than working capital assets), (C) make capital expenditures or (D) acquire other assets (other than working capital assets) that, in the case of each of clauses (A), (B), (C) and (D), either (x) are used or useful in a Similar Business or (y) replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Parent or such other Restricted Subsidiary enters into such commitment with the good-faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); provided, further, that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds; or

(3) any combination of the foregoing.

(c) Any Net Proceeds from an Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.11(b) hereof will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds the greater of (x) $10.0 million and (y) 1.35% of Total Assets, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Additional First Lien Obligations, to the holders of such Additional First Lien Obligations (an “Asset Sale Offer”) to purchase the maximum aggregate principal amount of the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and such Additional First Lien Obligations that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any (or, in respect of such Additional First Lien Obligations, such lesser price, if any, as may be provided for or permitted by the terms of such Additional First Lien Obligations), to, but excluding, the applicable repurchase date, in accordance with the procedures set forth in this Indenture.

(d) The Issuer shall commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceed the greater of (x) $10.0 million and (y) 1.35% of Total Assets by electronically delivering or mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee.

(e) To the extent that the aggregate principal amount of Notes and such First Lien Obligations or Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate amount (determined as above) of Notes and the First Lien Obligations or Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuer shall select the Notes and the Issuer or the agent for such First Lien Obligations or Pari Passu Indebtedness shall select such First Lien Obligations or Pari Passu Indebtedness to be purchased (i) on a pro rata basis based on the amount (determined as set forth above) of the Notes and such First Lien Obligations or Pari Passu Indebtedness tendered or (ii) by lot or such similar method in accordance with the procedures of DTC; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(f) Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(g) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

Section 4.12. Transactions with Affiliates.

(a) Parent shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of (x) $5.0 million and (y) 0.70% of Total Assets, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to Parent or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of the greater of (x) $15.0 and (y) 2.00% of Total Assets million is approved by the majority of the Board of Directors of Parent.

(b) Section 4.12(a) hereof shall not apply to the following:

(1) transactions between or among Parent or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of, or in connection with, such transaction, so long as neither such entity nor the selling entity was an Affiliate of Parent or any Restricted Subsidiary prior to such transaction);

(2) Restricted Payments permitted by Section 4.07 hereof and Permitted Investments;

(3) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements and agreements provided on behalf of, or entered into with, officers, directors, employees or consultants of Parent or any of its Restricted Subsidiaries;

(4) any transaction, contract, agreement, loan, advance or guarantee as in effect as of the Issue Date;

(5) the Transactions, in each case as disclosed in the Offering Circular, and the payment of all fees and expenses related to the Transactions;

(6) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to Parent and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Parent or the senior management thereof, or are on terms not materially less favorable to Parent or its Restricted Subsidiary than might reasonably have been obtained at such time from an unaffiliated party;

(7) the issuance or transfer of Equity Interests (other than Disqualified Stock) of Parent or the Issuer;

(8) sales of accounts receivable, or participations therein, in connection with any Receivables Facility permitted to be incurred pursuant to clause (17) of the definition of “Permitted Liens”;

(9) payments or loans (or cancellation of loans) to employees, directors or consultants of Parent or any of its Restricted Subsidiaries and employment agreements, benefit plans, equity plans, stock option and stock ownership plans and other similar arrangements with such employees, directors or consultants which, in each case, are approved by Parent or any direct or indirect parent of the Issuer in good faith;

(10) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(11) transactions in which Parent or any Restricted Subsidiary, as the case may be, deliver to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary of Parent from a financial point of view or meets the requirements of clause (1) of Section 4.12(a) hereof;

(12) the issuances of securities or other payments, loans (or cancellation of loans) awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, benefit plans, equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Parent in good faith;

(13) any contribution to the capital of the Issuer (other than in consideration of Disqualified Stock);

(14) the provision to Unrestricted Subsidiaries of cash management, accounting and other overhead services in the ordinary course of business undertaken in good faith and not for the purpose of circumventing any covenant set forth in this Indenture;

(15) so long as not otherwise prohibited by this Indenture, guarantees of performance granted by Parent or any Restricted Subsidiary in the ordinary course of business, other than guarantees of Indebtedness in respect of borrowed money; and

(16) if such transaction is with a Person in its capacity as a holder (A) of Indebtedness of Parent or any Restricted Subsidiary where there are also non-Affiliate holders of such Indebtedness and such Person is treated no more favorably than the non-Affiliate holders of such Indebtedness or (B) of Equity Interests of Parent or any Restricted Subsidiary where there are also non-Affiliate holders of such Equity Interests and such Person is treated no more favorably than the non-Affiliate holders of such Equity Interests.

Section 4.13. Liens.

Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of Parent or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom; provided, however, that Parent and any Restricted Subsidiary may directly or indirectly create, incur or assume any Lien on assets or property not constituting Collateral if:

(1) in the case of any such Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured.

The foregoing shall not apply to (A) Liens securing the Notes (other than any Additional Notes) and the related Guarantees, (B) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that is permitted by the terms of this Indenture to be incurred pursuant to clause (1) of Section 4.10(b) hereof, (C) Liens securing First Lien Obligations, which Liens secure Indebtedness permitted to be incurred pursuant to Section 4.10 hereof; provided, that (i) at the time of any incurrence of the Indebtedness secured by Liens incurred under this clause (C), the Consolidated Net Secured Leverage Ratio shall not be greater than 4.50 to 1.00, or (ii) such Indebtedness is incurred to refinance Indebtedness previously incurred pursuant to this clause (C) (in which case the aggregate principal amount of such refinancing Indebtedness shall not exceed the aggregate principal amount of the Indebtedness being refinanced, plus Refinancing Expenses); provided further, that in the case of Liens incurred pursuant to this clause (C), an authorized representative of the holders of the Indebtedness secured by such Liens shall have entered into the Intercreditor Agreement and (D) Liens ranking junior to the Liens securing the Notes, in each case which Liens secure Indebtedness permitted to be incurred pursuant to the covenant described under Section 4.10 hereof; provided, that (i) at the time of any incurrence of the Indebtedness secured by Liens incurred under this clause (D), the Consolidated Net Secured Leverage Ratio shall not be greater than 6.00 to 1.00, or (ii) such Indebtedness is incurred to refinance Indebtedness previously incurred pursuant to this clause (D) (in which case the aggregate principal amount of such refinancing Indebtedness shall not exceed the aggregate principal amount of the Indebtedness being refinanced, plus Refinancing Expenses); provided further, that in the case of Liens incurred pursuant to this clause (D), the Notes Collateral Agent and an authorized representative of the holders of the Indebtedness secured by such junior-ranking Liens shall have entered into a Junior Lien Intercreditor Agreement.

Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.13 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) of this Section 4.13.

For purposes of determining the amount of Indebtedness secured by a Lien, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever is lower), in the case of revolving credit debt; provided that if such Indebtedness is incurred as Refinancing Indebtedness denominated in the same foreign currency, and such incurrence would cause the amount of secured Indebtedness permitted hereunder to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such incurrence, the incurrence of a Lien on such Indebtedness shall not be deemed to have violated this covenant so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. For the avoidance of doubt and notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be secured by a Lien pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Section 4.14. Existence.

Subject to Article 5 hereof, Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its existence, and the existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Parent or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of Parent and its Restricted Subsidiaries; provided that Parent shall not be required to preserve any such right, license or franchise, or the existence of any of its Restricted Subsidiaries (other than the Issuer), if (a) Parent in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent and its Restricted Subsidiaries, taken as a whole, or (b) the failure to preserve such right, license or franchise, or such existence, is not adverse in any material respect to the Holders of the Notes.

Section 4.15. Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs after the Issue Date, unless the Issuer has previously or concurrently mailed, or delivered electronically if the Notes are held at DTC, a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, unless the Issuer has previously or concurrently mailed, or delivered electronically if the Notes are held at DTC, a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof, the Issuer shall send notice of such Change of Control Offer by first-class mail, or electronic delivery if the Notes are held at DTC, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will, subject to clause (7) of this Section 4.15(a), be no earlier than 10 days nor later than 60 days from the date such notice is mailed or electronically delivered (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(5) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the expiration time of the Change of Control Offer, notice, facsimile transmission, letter or, in the case of global notes, notice through the depositary’s systems, setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(6) that if the Holders tender less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

(7) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control, and if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as the Change of Control shall occur, or that the repurchase pursuant to such Change of Control Offer may not occur and such notice may be rescinded in the event that the Issuer shall determine that such condition will not be satisfied by the Change of Control Payment Date or by the Change of Control Payment Date as so delayed; and

(8) the other instructions, as determined by the Issuer, consistent with this Section 4.15, that a Holder must follow.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

(b) On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c) Notwithstanding the foregoing, the Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

(d) Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to Section 4.15(c) will have the status of Notes issued and outstanding unless transferred to the Issuer. If such Notes are transferred to the Issuer, such Notes will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer.

(e) Other than as specifically provided in this Section 4.15, any purchase pursuant to this Section 4.15 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof.

Section 4.16. [Reserved].

Section 4.17. Suspension of Certain Covenants.

(a) During any period of time that: (i) the Notes have Investment Grade Ratings from two of S&P, Moody’s and Fitch and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries shall not be subject to Section 4.07 hereof, Section 4.08 hereof, Section 4.09 hereof, Section 4.10 hereof, Section 4.11 hereof, Section 4.12 hereof, Section 4.19 hereof, clause (4) of Section 5.01(a) hereof (the “Suspended Covenants”).

(b) If on any date following a Covenant Suspension Event two of S&P, Moody’s and Fitch no longer maintain an Investment Grade Rating for the Notes or two of S&P, Moody’s and Fitch downgrade the rating assigned to the Notes below an Investment Grade Rating (the “Reversion Date”), Parent and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time beginning on the day of a Covenant Suspension Event and ending on a Reversion Date is referred to herein as a “Suspension Period.”

(c) On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to Section 4.10(a) or Section 4.10(b) hereof (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be incurred or issued pursuant to Section 4.10(a) or (b) hereof, such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.10(b)(3) hereof. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.07 hereof will be made as though Section 4.07 hereof had been in effect prior to but not during the Suspension Period (other than with respect to clause (3)(a) of Section 4.07(a)). In addition, for purposes of Section 4.12 hereof, all agreements and arrangements entered into by Parent and any Restricted Subsidiary with an Affiliate of Parent during the Suspension Period prior to such Reversion Date will be deemed to have been entered pursuant to clause (4) of Section 4.12(b) and for purposes of Section 4.08, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been entered pursuant to clause (1) of Section 4.08(b) No Default or Event of Default shall be deemed to have occurred on the Reversion Date as a result of any actions taken by Parent or its Restricted Subsidiaries during the Suspension Period. Notwithstanding the foregoing, during the Suspension Period Parent shall not designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries unless Parent would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period, and, following the Reversion Date, such designation shall be deemed to have created an Investment or Restricted Payment pursuant to Section 4.07(c) hereof at the time of such designation. For purposes of Section 4.11 hereof, on the Reversion Date, the unutilized Excess Proceeds amount shall be reset to zero.

(d) The Issuer shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any such occurrence under this Section 4.17.

(e) The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify the Holders if the Notes achieve Investment Grade Ratings or of the occurrence of a Reversion Date or to independently verify if such events have occurred.

Section 4.18. [Reserved].

ARTICLE 5

SUCCESSORS

Section 5.01. Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Neither Parent nor the Issuer may consolidate or merge with or into or wind up into (whether or not Parent or the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all its and its Subsidiaries’ assets, taken as a whole (including, in each case, by way of division), in one or more related transactions, to any Person unless:

(1) Parent or the Issuer, as applicable, is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than Parent or the Issuer, as applicable) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a cor poration, partnership (including a limited partnership), trust, limited liability company or similar entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than Parent or the Issuer, expressly assumes all the obligations of Parent or the Issuer, as applicable, under this Indenture, the Notes and Notes Security Documents pursuant to a supplemental indenture and/or other joinders or supplements to the Notes Security Documents, or other documents or instruments executed and delivered by the Trustee and the Notes Collateral Agent, as applicable;

(3) immediately after such transaction, no Default exists;

(4) on a Pro Forma Basis,

(A) the Successor Company, Issuer or Parent, as applicable, would be permitted to incur at least $1.00 of Ratio Debt, or

(B) the Consolidated Net Leverage Ratio for the Successor Company or Parent, as applicable, and its Restricted Subsidiaries would be less than or equal to such ratio for Parent and its Restricted Subsidiaries immediately prior to such transaction;

(5) if (x) the Issuer consolidates, merges with or into or winds up into (whether or not the Issuer is the surviving Person) another Person, and the Issuer is not the Successor Company or (y) the Issuer sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its and its Subsidiaries’ assets, taken as a whole, to a Person other than Parent, each Guarantor, unless it is the other party to such transaction, shall have by supplemental indenture confirmed that its Guarantee and grant of liens pursuant to the Notes Security Documents shall apply to such Person’s obligations under this Indenture and the Notes;

(6) the Collateral owned by or transferred to the Successor Company will continue to constitute Collateral under this Indenture and the Notes Security Documents and not be subject to any other Lien, other than Permitted Liens or Liens otherwise permitted to be incurred pursuant to Section 4.13; and

(7) to the extent any assets of the Person that is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Notes Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Notes Security Documents in the manner and to the extent required in this Indenture or any of the Notes Security Documents and shall and take all reasonably necessary action so that such Lien is perfected to the extent required by the Notes Security Documents.

The Successor Company will succeed to, and be substituted for, Parent or the Issuer, as the case may be, under this Indenture and the Notes and, except in the case of a lease, Parent or the Issuer, as the case may be, will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4) of this Section 5.01(a),

(1) any Restricted Subsidiary may consolidate with, merge into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to Parent or any Restricted Subsidiary; and

(2) Parent or the Issuer may merge with an Affiliate of Parent or the Issuer, as the case may be, solely for the purpose of reorganizing Parent or the Issuer in a state or commonwealth of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of Parent and its Restricted Subsidiaries is not increased thereby.

(b) Subject to Section 10.06, no Subsidiary Guarantor will, and Parent will not permit any such Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of such Subsidiary Guarantor and its Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1)      (A) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor, as the case may be, or the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Subsidiary Guarantor or another Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and Notes Security Documents and such Subsidiary Guarantor’s related Guarantee and grant of liens pursuant to the Notes Security Documents pursuant to supplemental indentures and/or joinders or supplements to the Notes Security Documents, or other documents or instruments executed and delivered by the Trustee and the Notes Collateral Agent, as applicable;

(C) immediately after such transaction, no Default exists;

(D) the Collateral owned by or transferred to the Successor Person will continue to constitute Collateral under this Indenture and the Notes Security Documents and not be subject to any other Lien, other than Permitted Liens; and

(E) to the extent any assets of the Person which is merged or consolidated with or into the Successor Person are assets of the type which would constitute Collateral under the Notes Security Documents, the Successor Person will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Notes Security Documents in the manner and to the extent required in this Indenture or any of the Notes Security Documents and shall and take all reasonably necessary action so that such Lien is perfected to the extent required by the Notes Security Documents; or

(2) the disposition is considered an Asset Sale and complies with Section 4.11 hereof.

In the case of clause (1) above of this Section 5.01(b), the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Guarantee and, except in the case of a lease, such Subsidiary Guarantor will automatically be released and discharged from its obligations under this Indenture and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may merge with or into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of such Subsidiary Guarantor and its Subsidiaries taken as a whole, to Parent, another Subsidiary Guarantor or the Issuer.

Section 5.02. Successor Entity Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Parent or the Issuer in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or with which Parent or the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to Parent or the Issuer shall refer instead to the successor Person and not to Parent or the Issuer, as applicable), and may exercise every right and power of Parent or the Issuer, as applicable, under this Indenture with the same effect as if such successor Person had been named as Parent or the Issuer, as applicable, herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest, if any, on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the assets of the Issuer (except in the case of a lease), that meets the requirements of Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default and Remedies.

(a) An “Event of Default” wherever used herein, means any one of the following events with respect to the Notes:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by Parent or any Restricted Subsidiary for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the Notes then outstanding to comply with any of its other obligations, covenants or agreements (other than a default referred to in clauses (1) or (2) of this Section 6.01(a)) contained in this Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Parent or any of its Restricted Subsidiaries or the payment of which is guaranteed by Parent or any of its Restricted Subsidiaries, other than Indebtedness owed to Parent or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate to the greater of (x) $20.0 million and (y) 2.75% of Total Assets, or more;

(5) failure by Parent, the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of the greater of (x) $20.0 million and (y) 2.75% of Total Assets, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, or in the event such judgment is not covered in full by insurance (subject to customary deductibles), an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) Parent, the Issuer or any Significant Subsidiary, pursuant to or within the meaning of any Debtor Relief Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Debtor Relief Laws;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) fails generally to pay its debts as they become due.

(7) a court of competent jurisdiction enters an order or decree under any Debtor Relief Law that:

(i) is for relief against Parent, the Issuer or any Significant Subsidiary in a proceeding in which Parent, the Issuer or any Significant Subsidiary is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee or other similar official of Parent, the Issuer or any Significant Subsidiary or for all or substantially all of the property of Parent, the Issuer or any Significant Subsidiary; or

(iii) orders the liquidation of Parent, the Issuer or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(8) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of such Subsidiary Guarantor that is a Significant Subsidiary denies that it has any further liability under its Guarantee or gives notice to such effect, in each case other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture;

(9) any Notes Security Document after delivery thereof shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Indenture) cease to create a valid and perfected Lien on and security interest in, with the priority required by the Notes Security Documents, any material portion of the Collateral, subject to Permitted Liens, (i) except to the extent that any such loss of perfection or priority results from the failure of the Notes Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Notes Security Documents and (ii) except for any failure due to foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries (other than pledges made under laws of the applicable jurisdiction of formation of such Foreign Subsidiary); or

(10) the failure by the Issuer or any Guarantor to comply for 60 days after notice to the Issuer with its agreements contained in the Notes Security Documents, the Intercreditor Agreement or any Junior Lien Intercreditor Agreement, except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral, taken as a whole.

(b) In the event of any Event of Default specified in clause (4) of Section 6.01(a) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

(c) Any notice of Default, notice of acceleration or instruction to the Trustee or Notes Collateral Agent, as applicable, to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (other than a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Issuer and the Trustee and Notes Collateral Agent, as applicable, that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee or Notes Collateral Agent, as applicable.

(d) If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity such Directing Holder may have offered the Trustee and Notes Collateral Agent, as applicable), with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee and Notes Collateral Agent, if applicable, shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default. Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee or Notes Collateral Agent, as applicable, during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with Section 6.01(c) or this Section 6.01(d). In addition, for the avoidance of doubt, the foregoing paragraphs shall not apply to any holder that is a Regulated Bank; provided that if a Regulated Bank is a Directing Holder or a beneficial owner directing DTC it shall provide a written representation to the Issuer that it is a Regulated Bank.

(e) For the avoidance of doubt, each of the Trustee and Notes Collateral Agent shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture and shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, Derivative Instruments, Short Derivative Instruments or otherwise. Neither the Trustee nor the Notes Collateral Agent shall have any liability to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction.

Section 6.02. Acceleration.

(a) If any Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 6.01(a) hereof) occurs and is continuing with respect to the Notes, the Trustee by written notice to the Issuer or the Holders of at least 30% in principal amount of the then total outstanding Notes by written notice to the Issuer and the Trustee may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest with respect to the Notes shall be due and payable immediately. The Trustee shall have no obligation to accelerate the Notes.

(b) Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01(a) hereof, all outstanding Notes shall be due and payable immediately without further action or notice.

Section 6.03. Other Remedies.

Subject to the duties of the Trustee as provided for in Article 7, if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default and its consequences under this Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of, any Note held by a non-consenting Holder) and rescind any acceleration and its consequences with respect to the Notes (except if such rescission would conflict with any judgment of a court of competent jurisdiction). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05. Control by Majority.

Subject to the provisions of the Intercreditor Agreement, Holders of a majority in principal amount of the total outstanding Notes may direct in writing the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent. The Trustee or the Notes Collateral Agent, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders) or that would involve the Trustee or the Notes Collateral Agent in personal liability.

Section 6.06. Limitation on Suits.

Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing with respect to the Notes;

(2) Holders of at least 30% in principal amount of the total outstanding Notes have requested in writing the Trustee or the Notes Collateral Agent, as applicable, to pursue the remedy;

(3) Holders of the Notes have offered, and if requested, provided to the Trustee and the Notes Collateral Agent, as applicable, security or indemnity satisfactory to the Trustee and the Notes Collateral Agent, as applicable, against any loss, liability, claim or expense;

(4) the Trustee or the Notes Collateral Agent has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount at maturity of the total outstanding Notes have not given the Trustee or the Notes Collateral Agent a written direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07. Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation of the Trustee and the reasonable expenses, disbursements and advances of the Trustee, its agents and counsel, in each case as set forth in Section 7.07 hereof.

Section 6.09. Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10. Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11. Delay or Omission Not Waiver.

No delay or omission of the Trustee, the Notes Collateral Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee, the Notes Collateral Agent or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee, the Notes Collateral Agent or by the Holders, as the case may be.

Section 6.12. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel), the Notes Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Notes Collateral Agent, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to Parent, the Issuer or any other obligor upon the Notes (including the Subsidiary Guarantors), their respective creditors or property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation and the reasonable expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee and the Notes Collateral Agent under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13. Priorities.

Subject to the provisions of the Intercreditor Agreement and any Junior Lien Intercreditor Agreement, if the Trustee, the Notes Collateral Agent or any Agent collects any money pursuant to this Article 6, it shall pay out the money in the following order:

(i) to the Trustee, the Notes Collateral Agent, the Agents, their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Notes Collateral Agent or any Agent and the costs and expenses of collection;

(ii) to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii) to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.

Section 6.14. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or Notes Collateral Agent for any action taken or omitted by it as Trustee or the Notes Collateral Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee or the Notes Collateral Agent, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred (and has not been cured) and is actually known to a Responsible Officer of the Trustee, the Trustee shall, in the exercise of its power, use the degree of care of a prudent person in the conduct of his own affairs.

(b) Except during the continuance of an Event of Default actually known to a Responsible Officer of the Trustee:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculation or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01 and 7.02(f).

(e) Subject to this Article 7, whether or not an Event of Default has occurred and is continuing, neither the Trustee nor the Notes Collateral Agent shall be under any obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holder or Holders of the Notes unless such Holder or Holders have offered, and if requested, provided, to the Trustee and the Notes Collateral Agent security and indemnity satisfactory to the Trustee and the Notes Collateral Agent against any loss, liability, claim or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificates or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence as determined by a final and non-appealable order of a court of competent jurisdiction.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g) Neither the Trustee nor the Notes Collateral Agent shall be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee or the Notes Collateral Agent at the Corporate Trust Office, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and under the other Notes Documents, the Notes Collateral Agent and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(k) The Trustee may request that the Issuer delivers a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(l) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, judgment, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(m) The permissive rights of the Trustee under this Indenture and the Notes Documents shall not be construed as duties.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof.

Section 7.04. Trustee’s and Notes Collateral Agent’s Disclaimer.

Neither the Trustee nor the Notes Collateral Agent shall be responsible for and makes any representation as to the validity or adequacy of this Indenture, the Notes or the Notes Security Documents, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, neither of them shall be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, the Notes Security Documents or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if it determines that withholding notice is in the interest of the Holders of the Notes. Neither the Trustee nor the Notes Collateral Agent shall be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the Trustee or the Notes Collateral Agent at the Corporate Trust Office.

Section 7.06. [Reserved].

Section 7.07. Compensation and Indemnity.

The Issuer shall pay to the Trustee and the Notes Collateral Agent from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and the Notes Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the agents and counsel of the Trustee and the Notes Collateral Agent.

The Issuer and the Subsidiary Guarantors, jointly and severally, shall indemnify each of the Trustee and the Notes Collateral Agent for, and hold the Trustee and the Notes Collateral Agent harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it (as evidenced in an invoice from the Trustee and the Notes Collateral Agent) in connection with the acceptance or administration of this trust and the performance of its duties hereunder and under the other Notes Documents (including the costs and expenses of enforcing this Indenture and the other Notes Documents against the Issuer or any of the Subsidiary Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Subsidiary Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee and the Notes Collateral Agent, as applicable, shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Notes Collateral Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee and the Notes Collateral Agent, as applicable, shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee and the Notes Collateral Agent, as applicable, may have separate counsel and the Issuer shall pay the fees and expenses of such counsel; provided, however, that the Issuer shall not be required to pay such fees and expenses if its assumes the Trustee’s and the Notes Collateral Agent’s, as applicable, defense and, in the Trustee’s or Notes Collateral Agent’s, as applicable, reasonable judgment, there is no conflict of interest between the Issuer and the Trustee or the Notes Collateral Agent, as applicable, in connection with such defense. The Issuer need not reimburse any expense or indemnify against any loss, liability, claim or expense incurred by the Trustee or the Notes Collateral Agent through the Trustee’s or the Notes Collateral Agent’s, as applicable, own willful misconduct or gross negligence, as determined by a final and non-appealable order of a court of competent jurisdiction.

The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee and the Notes Collateral Agent.

To secure the payment obligations of the Issuer and the Subsidiary Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee or the Notes Collateral Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) or (7) hereof occurs, the fees and expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Debtor Relief Law.

Section 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Debtor Relief Law;

(c) a receiver, custodian or other public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

Section 7.11. Limitation on Duty of Trustee in Respect of Collateral.

(a) Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value.

(b) The Trustee and the Notes Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral (except with respect to certificates delivered to the Notes Collateral Agent representing securities pledged under the Notes Security Documents). The

Trustee and the Notes Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Intercreditor Agreement, if any, any Junior Lien Intercreditor Agreement or the Notes Security Documents by the Issuer, any Guarantor or any other party thereto.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance and Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02. Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees and to have cured all then existing Events of Default with respect to the Notes on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) below, to have satisfied all its other obligations under the Notes and this Indenture including that of the Guarantors and to have cured all then existing Events of Default with respect to the Notes (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture;

(b) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(d) the provisions of this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03. Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 (other than the existence of the Issuer (subject to Section 5.01 hereof)), 4.16 and 4.19 hereof and clauses (4) and (5) of Section 5.01(a) and Section 5.01(b) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding

Notes, the Issuer or any Guarantor, as applicable, may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries), 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries) and 6.01(a)(8) hereof shall not constitute Events of Default.

Section 8.04. Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal amount, premium, if any, or interest on the Notes and the Issuer must specify whether the Notes are being defeased to maturity or to a particular Redemption Date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(A) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit with respect to the Notes;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to the provisions of Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 hereof shall be held in trust and applied by the Trustee in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent), the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Section 8.06. Repayment to Issuer.

Anything in this Article 8 or Article 11 to the contrary notwithstanding, each of the Trustee and each Paying Agent shall promptly deliver or pay to the Issuer upon request any money or Government Securities held by it in accordance with this Article 8 or Article 11 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance, Covenant Defeasance or discharge in accordance with Article 11 hereof.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or any Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07. Reinstatement.

If the Trustee or the Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or the Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, the Issuer, any Guarantor (with respect to a Guarantee or this Indenture) the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Intercreditor Agreement (if then in effect), any Junior Lien Intercreditor Agreement (if then in effect), the Notes Security Documents any Guarantee or the Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with Section 5.01 hereof;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders by any Successor Company or Successor Person, as applicable;

(5) to make any change that would provide any additional rights or benefits to the Holders (including to expand the Collateral) or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee, successor Notes Collateral Agent or successor Agent thereunder pursuant to the requirements thereof;

(8) to add a Subsidiary Guarantor under this Indenture or to secure the Obligations hereunder;

(9) to conform the text of this Indenture, the Intercreditor Agreement, the Notes Security Documents, the Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Circular as described in an Officer’s Certificate;

(10) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(11) to release or subordinate Collateral as permitted by this Indenture, the Notes Security Documents, the Intercreditor Agreement or any Junior Lien Intercreditor Agreement;

(12) to provide for the issuance of Additional Notes and related guarantees in accordance with the limitations set forth in this Indenture; or

(13) to add additional secured creditors holding First Lien Obligations or Obligations secured by a Lien junior to the Liens securing the Notes, in each case, to the extent permitted in this Indenture.

Section 9.02. With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuer, any Guarantor, the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Intercreditor Agreement (if then in effect), any Junior Lien Intercreditor Agreement (if then in effect), the Notes Security Documents, any Guarantee and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding other than Notes beneficially owned by the Issuer or its Affiliates, and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a continuing Default in the payment of interest on, premium, if any, or the principal of, any Note, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Intercreditor Agreement, any Junior Lien Intercreditor Agreement (if then in effect), the Notes Security Documents or the Notes issued hereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates. Sections 2.08 and 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

The consent of the Holders of Notes under this Section 9.02 is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall deliver electronically or mail to the Holders of the Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to Notes held by a non-consenting Holder:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed final maturity of any Note or alter or waive the provisions with respect to the redemption of Notes (other than, in each case, with respect to the notice periods with respect to such redemptions);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes (other than those held by the Issuer or any of its Affiliates) and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee that cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes (other than, in each case, with respect to the notice periods with respect to redemptions);

(7) make any change in these amendment and waiver provisions as it relates to Notes;

(8) impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders;

(10) except as expressly permitted by this Indenture, modify the terms of the Guarantees of any Significant Subsidiary or Parent in any manner adverse to the Holders of the Notes; or

(11) make any change to the provisions of this Indenture, the Intercreditor Agreement (if then in effect), any Junior Lien Intercreditor Agreement (if then in effect) or the Notes Security Documents with respect to the pro rata application of proceeds of Collateral in respect of the Notes required thereby in a manner that by its terms modifies the application of such proceeds in respect of the Notes required thereby to be on a less than pro rata basis to the Holder of such Note.

In addition, any amendment or supplement to, or waiver of, the provisions of this Indenture, the Intercreditor Agreement (if then in effect), any Junior Lien Intercreditor Agreement (if then in effect), the Notes Security Documents, any Guarantee or the Notes that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes Obligations will require the consent of the Holders of at least sixty-six and two-thirds percent of the aggregate outstanding principal amount of the Notes (other than those held by the Issuer or any of its Affiliates) (and the same will be required to reduce such voting requirement).

Section 9.03. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the earlier of the date the waiver, supplement or amendment becomes effective and the date on which the Trustee receives an Officer’s Certificate from the Issuer certifying that the requisite principal amount of Notes have consented. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite principal amount of Notes has been obtained.

Section 9.04. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05. Trustee and Notes Collateral Agent to Sign Amendments, etc.

The Trustee and the Notes Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent, as applicable. If it does, the Trustee or the Notes Collateral Agent, as applicable, may but need not sign it. In executing any amendment, supplement or waiver, the Trustee and the Notes Collateral Agent (subject to Section 7.01 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.03 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or amendment or supplement to the other Notes Documents is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions. No Opinion of Counsel will be required by the immediately preceding sentence for the Trustee and the Notes Collateral Agent to execute any amendment or supplement adding a new Guarantor under this Indenture.

ARTICLE 10

GUARANTEES

Section 10.01. Guarantee.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees, on a senior secured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Notes Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder: (a) the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under this Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise, on the terms set forth in this Indenture; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder, the Trustee or the Notes Collateral Agent is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid to the Trustee, the Notes Collateral Agent or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee, the Notes Collateral Agent or any Holder in enforcing any rights under this Section 10.01.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Notes Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. Any Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a voidable preference, fraudulent transfer or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Section 10.03. Execution and Delivery.

To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.16 hereof, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.16 hereof and this Article 10, to the extent applicable.

Section 10.04. Subrogation.

Each Guarantor shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all obligations of the Issuer under this Indenture and the Notes shall have been paid in full.

Section 10.05. Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06. Release of Guarantees.

A Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged and no further action by such Subsidiary Guarantor, the Issuer, the Trustee or the Notes Collateral Agent is required for the release of such Subsidiary Guarantor’s Guarantee upon:

(1) (A) any direct or indirect sale, exchange or transfer (by merger, consolidation or otherwise) of (i) the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer), after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Subsidiary Guarantor which sale, exchange or transfer is made in a manner not in violation of the applicable provisions of this Indenture;

     (B) the release or discharge by such Subsidiary Guarantor of the guarantee that resulted in the creation of such Guarantee (except a discharge or release by or as a result of payment in connection with the enforcement of remedies under such guarantee or direct obligation), but only if the Liens on Collateral of such Subsidiary Guarantor are also substantially concurrently released pursuant to the terms of any other First Lien Obligations;

     (C) the proper designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary; or

     (D) the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 hereof or the Issuer’s obligations under this Indenture being discharged in a manner not in violation of the terms of this Indenture, including as described in Article 11; and

(2) the Issuer delivering to the Trustee and the Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

Upon any event or circumstance giving rise to a release of a Guarantee as specified above, the Trustee and the Notes Collateral Agent shall, at the sole cost and written request of the Issuer, without recourse, representation or warranty, execute any documents reasonably requested by the Issuer in order to evidence or effect such release or discharge and such Guarantor’s obligations under the Notes Security Documents. Neither the Issuer nor any Guarantor will be required to make a notation on the Notes to reflect any Guarantee or any such release or discharge. Upon any release of a Guarantor from its Guarantee, such Guarantor shall also be released from its obligations under the Notes Security Documents.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01. Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to the Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption only required to be deposited with the Trustee on or prior to the date of redemption;

     (B) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

     (C) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee, each stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Sections 7.07 and 12.01(f) hereof shall survive and if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.

Section 11.02. Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or Subsidiary Guarantor acting as the Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof until such time as the Trustee or any Paying Agent is permitted to apply all such money or Government Securities in accordance with Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

SECURITY AND COLLATERAL

Section 12.01. The Notes Collateral Agent.

(a) By accepting a Note, each Holder will be deemed to have irrevocably appointed the Notes Collateral Agent to act as its agent under the Notes Security Documents, the Intercreditor Agreement and any Junior Lien Intercreditor Agreement and irrevocably authorized and directed each of the Trustee and the Notes Collateral Agent, as the case may be, to (i) execute and deliver the Intercreditor Agreement, if any, any Junior Lien Intercreditor Agreement and any Notes Security Documents to which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including any Notes Security Documents, Intercreditor Agreement or Junior Lien Intercreditor Agreement executed after the Issue Date, (ii) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Notes Security Documents, the Intercreditor Agreement or any such Junior Lien Intercreditor Agreement or other documents to which it is a party, together with any other incidental rights, powers and discretions; and (ii) execute each document expressed to be executed by the Trustee or the Notes Collateral Agent on its behalf. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. The Notes Collateral Agent hereby accepts such designation and appointment as the Notes Collateral Agent under the Indenture and agrees to act as the Notes Collateral Agent on the conditions contained in this Indenture.

Each of the Holders hereby exempts the Notes Collateral Agent from any restrictions on representing several persons and self-dealing under any applicable law to the extent legally possible for such Holder.

(b) The Notes Collateral Agent is authorized and empowered to appoint one or more subagents or co-collateral agents as it deems necessary or appropriate, including without limitation the Bank Collateral Agent (including any successor Bank Collateral Agent).

(c) The Notes Collateral Agent shall have all the rights, protections, privileges, powers, immunities, indemnities and benefits provided in the Notes Security Documents as well as the rights, protections, privileges, powers, immunities, indemnities and benefits of the Trustee under Article 7 hereof; provided, however, that the Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Notes Collateral Agent through the Notes Collateral Agent’s own willful misconduct or gross negligence, as determined by a final and non-appealable order of a court of competent jurisdiction.

(d) None of the Trustee, the Notes Collateral Agent or any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Notes Security Documents, for the creation, perfection, continuation of perfection, priority, sufficiency or protection of any Lien securing the Notes or any defect or deficiency as to any such matters, except to the extent any possessory collateral is delivered to the Notes Collateral Agent for perfection purposes.

(e) Subject to the Notes Security Documents, except as directed by the Trustee as required or permitted by this Indenture, the Holders acknowledge that the Notes Collateral Agent will not be obligated:

(i) to act upon directions purported to be delivered to it by any other Person;

(ii) to foreclose upon or otherwise enforce any Lien securing the Notes; or

(iii) to take any other action whatsoever with regard to any or all Liens securing the Notes, the Notes Security Documents or the Collateral.

(f) In acting as Notes Collateral Agent, co-collateral agent or sub-collateral agent, the Notes Collateral Agent, each co-collateral agent and each sub-collateral agent may rely upon and enforce each and all of the rights, protections, privileges, powers, immunities, indemnities and benefits of the Trustee under Article 7 hereof, including the right to compensation and indemnity set forth in Section 7.07. Whether or not expressly provided therein, in acting under any Notes Security Document, the Intercreditor Agreement, if any, or any Junior Lien Intercreditor Agreement, the Notes Collateral Agent shall be entitled to all of the rights, protections, privileges, powers, immunities and indemnities granted to the Notes Collateral Agent in this Indenture.

(g) Neither the Trustee nor the Notes Collateral Agent shall have any duty to file any financing statements, amendments thereto, continuation statements or any other agreement or instrument to perfect or maintain the perfection of the Notes Collateral Agent’s security interest in the Collateral.

(h) Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(i) The Notes Collateral Agent will not be responsible or liable for any action taken or omitted to be taken by it hereunder or under any other Notes Security Document, the Intercreditor Agreement, if any, or any Junior Lien Intercreditor Agreement, except for its own gross negligence or willful misconduct as determined by a final and non-appealable order of a court of competent jurisdiction. No implied covenants, functions, responsibilities, duties, obligations or liabilities, whether arising under statute, common law or otherwise shall be read into this Indenture, the Notes Security Documents, the Intercreditor Agreement, if any, or any Junior Lien Intercreditor Agreement or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Notes Collateral Agent will not be required to take any action that is contrary to applicable law or any provision of this Indenture, the Notes Security Documents, the Intercreditor Agreement, if any, or any Junior Lien Intercreditor Agreement and will not have any duty to take any discretionary action or exercise any discretionary powers.

(j) The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, judgment, consent, order, bond, debenture, or other paper or document. Prior to taking any action with respect to Collateral, the Notes Collateral Agent will be entitled to seek direction from the Trustee or the Holders of a majority in aggregate principal amount of the Notes outstanding. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any action, the Notes Collateral Agent shall be entitled to refrain from such action unless and until the Notes Collateral Agent shall have received direction and indemnity, if requested, from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(k) No provision of this Indenture, the Notes Security Documents, the Intercreditor Agreement, if any, or any Junior Lien Intercreditor Agreement will require the Notes Collateral Agent to advance or expend any of its own funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder or thereunder (or any omission to perform or take any action at the request or direction of the Holders) unless it has been provided with security or indemnity satisfactory to the Notes Collateral Agent against any and all loss, liability or expense which may be incurred by it by reason of taking or continuing to take or omitting to take such action relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Notes Security Documents, the Intercreditor Agreement, if any, or any Junior Lien Intercreditor Agreement, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the Mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property unless the Notes Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Notes Collateral Agent in its sole discretion, protecting the Notes Collateral Agent from all such liability. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this paragraph (k) if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(l) Beyond the exercise of reasonable care in the custody of Collateral in its possession or control, the Notes Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto.

(m) The Notes Collateral Agent may resign or be removed and a successor collateral agent be appointed, all in accordance with the provisions of Section 7.08 and 7.09 hereof, as if references to Trustee therein were references to the Notes Collateral Agent.

(n) If the Issuer or any Guarantor (i) incurs any obligations in respect of First Lien Obligations at any time when the Intercreditor Agreement is not in effect or at any time when First Lien Obligations entitled to the benefit of the Intercreditor Agreement are concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into the Intercreditor Agreement in favor of a designated agent or representative for the holders of the First Lien Obligations so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into the Intercreditor Agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Trustee and the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(o) If the Issuer or any Guarantor (i) incurs any obligations in respect of Indebtedness having junior lien priority at any time when no Junior Lien Intercreditor Agreement is in effect or at any time when Indebtedness constituting Indebtedness having junior lien priority entitled to the benefit of a Junior Lien Intercreditor Agreement is concurrently retired and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into a Junior Lien Intercreditor Agreement (on terms that are customary for such financings as determined by the Issuer in good faith reflecting the subordination of such Liens to the Liens secured by Notes and Guarantees) in favor of a designated agent or representative for the holders of the Indebtedness having junior lien priority so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such Junior Lien Intercreditor Agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Trustee and the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

Section 12.02. Security Documents.

To secure the full and punctual payment when due and the full and punctual performance of the Obligations of the parties hereto, the Issuer, the Guarantors and the Notes Collateral Agent shall, on the Issue Date, enter into certain Notes Security Documents and may enter into additional Notes Security Documents and the Issuer and the Guarantors shall take or cause to be taken all such actions as may be required to create, perfect and maintain, as security for the Obligations of the Issuer and the Guarantors to the Secured Parties under this Indenture, the Notes, the Guarantees and the Notes Security Documents, a valid and enforceable perfected first-priority Lien and security interest in all of the Collateral (subject to the terms of the Intercreditor Agreement, if any, the Notes Security Documents and general principles of law which are specifically referred to in any legal opinion required to be delivered under the Notes Security Documents) in favor of the Notes Collateral Agent for the benefit of the Secured Parties. Each Holder, by accepting a Note, consents and agrees to the terms of the Notes Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) as each may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement. In the event that security interests in any of the Collateral are not created as of the Issue Date, the Issuer and the Guarantors shall use commercially reasonable efforts to implement security arrangements with respect to such Collateral as promptly as reasonably practicable after the Issue Date (or such later date as the Bank Collateral Agent, if any, may have agreed to under any Designated Revolving Credit Facility).

Section 12.03. Maintenance of Collateral.

The Issuer and the Guarantors shall maintain the Collateral in good, safe and insurable operating order, condition and repair (ordinary wear and tear excepted) and shall do all other acts as may be reasonably necessary or appropriate to maintain and preserve the Collateral, provided that the Issuer and the Guarantors may dispose of Collateral to the extent permitted by Sections 4.11 and 5.01 hereof. The Issuer and the Guarantors shall pay all real estate and other taxes (except such as are being contested in good faith and by appropriate negotiations or proceedings), and maintain in full force and effect all material permits and insurance in amounts and that insures against such losses and risks as are reasonable for the type and size of the business conducted by the Issuer and the Guarantors.

Section 12.04. Impairment of Collateral.

Subject to the rights of the holders of any senior Liens and to Section 12.09, Parent shall not, and shall not permit any of the Restricted Subsidiaries to, (i) take, or knowingly or negligently fail to take, any action which action or failure would or could reasonably be expected to have the results of materially impairing the validity, perfection or priority of the security interests with respect to the Collateral for the benefit of the Notes Collateral Agent, the Trustee and the Holders, unless such action or failure to take action is otherwise permitted by the terms of this Indenture, the Intercreditor Agreement, if any, or the Notes Security Documents or (ii) grant any Person, or permit any Person to retain (other than the Applicable Collateral Agent (as defined in the Intercreditor Agreement)), any Liens on the Collateral, other than Permitted Liens. The Issuer and each Guarantor will, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee or the Notes Collateral Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Notes Security Documents.

Section 12.05. After-Acquired Collateral.

From and after the Issue Date and subject to the terms of the Notes Security Documents and the Intercreditor Agreement, if any, if the Issuer or any Guarantor acquires any property or rights which are of a type constituting Collateral under any Notes Security Document (excluding, for the avoidance of doubt, any Excluded Property) and which are not automatically subject to the perfected Lien of the Notes Collateral Agent, it will, at its sole cost and expense, execute and deliver such security instruments, financing statements and such certificates and Opinions of Counsel to the extent required under this Indenture or any Notes Security Documents to vest in the Notes Collateral Agent a perfected security interest (subject only to Permitted Liens) in such after-acquired Collateral and to take such actions to add such after-acquired Collateral to the Collateral, and thereupon all provisions of this Indenture and the Notes Security Documents relating to the Collateral shall be deemed to relate to such after-acquired Collateral to the same extent and with the same force and effect. Notwithstanding the foregoing, Opinions of Counsel will not be required in connection with the addition of new Guarantors or in connection with such Guarantors entering into the Notes Security Documents or to vest in the Notes Collateral Agent a perfected security interest in such after-acquired Collateral. Neither the Trustee nor the Notes Collateral Agent shall have any duty to monitor the future acquisition of property or rights that is of a type constituting Collateral or monitor the perfection of or take any actions to perfect the security interest in the Collateral.

Section 12.06. Further Assurances.

(a) Subject to the Intercreditor Agreement, the Issuer and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be necessary, proper or customary, or that the Notes Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by this Indenture and to grant, preserve, protect and perfect the validity and first priority of the security interests and Liens created or intended to be created by the Notes Security Documents in the Collateral. Such security interests and Liens will be created under the Notes Security Documents and, to the extent necessary, other security agreements and other instruments and documents in form and substance as may be necessary to grant and perfect the Notes Collateral Agent’s security interest in the Collateral, subject to the limitations and exceptions set forth in the Notes Security Documents.

(b) The Issuer shall furnish to the Notes Collateral Agent, with respect to the Issuer or any Guarantor, prompt (and in any event within 30 days) written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation or (iii) identity or corporate structure, in each case to the extent required by the Notes Security Documents. In connection with the occurrence of any of the foregoing, the Issuer and the Guarantors shall make all filings under the UCC (including amendments and continuation statements) and any other applicable laws that are required by this Indenture and/or the Notes Security Documents in order for the Collateral to be made subject to the Lien of the Notes Collateral Agent in the manner and to the extent required by this Indenture or any of the Notes Security Documents and shall take all necessary action so that such Lien is perfected with the same priority as immediately prior to such change to the extent required by this Indenture and/or the Notes Security Documents. The Issuer also agrees promptly to notify the Notes Collateral Agent in writing (which may be by email) if any material portion of the Collateral is damaged, destroyed or condemned.

Section 12.07. Negative Pledge.

The Issuer and each Guarantor shall not, and Parent shall not permit any of the Restricted Subsidiaries to, further pledge the Collateral as security or otherwise, subject to Permitted Liens; provided, however, that, subject to compliance with Section 4.10 and Section 4.13, an unlimited aggregate principal amount of Additional Notes may be secured by the Collateral.

Section 12.08. Real Estate Mortgages and Filings.

Within 150 days after (i) the Issue Date with respect to any Material Real Property that exists on the Issue Date and (ii) the date of acquisition of any Material Real Property acquired after the Issue Date (each, a “Mortgaged Property” and collectively, the “Mortgaged Properties”) (in each case, as such date may be adjusted to the extent any such actions are not or cannot be completed within such timeframe as a result of the occurrence of the COVID-19 or other pandemic (including without limitation, as a result of any notary services being unavailable) after the use of commercially reasonable efforts to do so or without undue burden or expense or risk to human health or such later date as the Bank Collateral Agent, if any, may have agreed to under any Designated Revolving Credit Facility):

(a) the Issuer or such Guarantor shall deliver to the Notes Collateral Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself, the Trustee and the Holders, fully executed counterparts of mortgages, deeds of trust, security deeds or deeds to secured debt (each, a “Mortgage”) in accordance with the requirements of this Indenture and/or the Notes Security Documents, duly executed and acknowledged by the Issuer or such Guarantor, and otherwise in form suitable for filing and recording in all appropriate local filing or recording offices of each applicable political subdivision where each Material Real Property is situated in order to create a valid and subsisting perfected Lien on the property described therein in favor of the Notes Collateral Agent for the ratable benefit of itself, the Trustee and the Holders and that all filing and recording taxes and fees have been paid or otherwise provided for;

(b) the Notes Collateral Agent shall have received fully paid American Title Association Lender’s title insurance policies or marked up unconditional binder of such insurance (the “Mortgage Policies”) in favor of the Notes Collateral Agent, and its successors and/or assigns, with respect to the Material Real Property to be covered by the applicable Mortgages, which shall insure that the interests created by the Mortgages constitute valid Liens on the applicable Material Real Property, with the priority required by this Indenture and the Notes Security Documents, free and clear of all Liens, defects and encumbrances, other than Permitted Liens. All such Mortgage Policies to be in amounts equal to the estimated Fair Market Value of the Material Real Property covered thereby, and such policies shall also include, to the extent available, endorsements as shall be reasonably requested in transactions of similar size and purpose and shall be accompanied by evidence of the payment in full by the Issuer or the applicable Guarantor of all premiums thereon (or that satisfactory arrangements for such payment have been made) and that all charges for mortgage recording taxes, filing and recording fees and all related expenses, if any, have been paid;

(c) if (x) in the instance that there is then a Bank Collateral Agent, to the extent requested by and delivered to the Bank Collateral Agent, if any, under any Designated Revolving Credit Facility, or (y) there is no Bank Collateral Agent, the Notes Collateral Agent shall have received an American Land Title Association/National Society of Professional Surveyors form surveys, for which all necessary fees (where applicable) have been paid, certified to the Notes Collateral Agent and the issuer of the Mortgage Policies by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located; provided that new or updated surveys will not be required if an existing survey, ExpressMap or other similar documentation is available and survey coverage is available for the Mortgage Policies without the need for such new or updated surveys; and

(d) in each case with respect to any Material Real Property (and any other Mortgaged Properties located in the same state as any such Material Real Property), the Issuer or the Guarantors shall deliver to the Notes Collateral Agent customary local counsel opinions in the jurisdictions in which the Mortgaged Property is located, with respect to the enforceability and perfection of the Mortgages and, if applicable, any related fixture filings.

Section 12.09. Release of Liens on the Collateral.

(a) The Issuer and the Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(i) In part, as to any property or assets constituting Collateral, to enable the Issuer to consummate the disposition of such property or assets to the extent not prohibited under Section 4.11;

(ii) in the case of a Subsidiary Guarantor that is released from its Guarantee with respect to the Notes in accordance with Section 10.06, the release of the property and assets of such Subsidiary Guarantor;

(iii) as permitted by the Intercreditor Agreement, if any; and

(iv) as permitted by the fifth paragraph of Section 9.02.

(b) The security interests in all Collateral securing the Notes will be released upon:

(i) payment in full of the principal of, together with accrued and unpaid interest and premium, if any, on, the Notes and all other Obligations under this Indenture, the Guarantees and the Notes Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest and premium, if any, are paid (including pursuant to a satisfaction and discharge of this Indenture in accordance with Section 11.01); or

(ii) a Legal Defeasance or Covenant Defeasance under this Indenture.

(c) In connection with a release of Collateral, only an Officer’s Certificate to the Trustee and Notes Collateral Agent will be required and neither the Trustee nor the Notes Collateral Agent shall have any liability for release given in reliance on such Officer’s Certificate. Upon receipt of such Officer’s Certificate stating that all conditions precedent under this Indenture, the Notes Security Documents, the Intercreditor Agreement, if any, and any Junior Lien Intercreditor Agreement, as applicable, to such release have been met and that it is proper for the Notes Collateral Agent or the Trustee, as applicable, to execute and deliver, or authorize the filing of, as applicable, the documents or instruments prepared by or on behalf of the Issuer to evidence the release of Collateral, and upon the Issuer’s written request, the Notes Collateral Agent or the Trustee, as applicable, shall, at the Issuer’s expense, without recourse, representation or warranty, execute and deliver or authorize the filing of, as applicable, such documents or instruments reasonably requested by the Issuer in order to evidence the release of Collateral.

ARTICLE 13

MISCELLANEOUS

Section 13.01. Notices.

Any notice or communication by the Issuer, any Guarantor, the Trustee, the Notes Collateral Agent or any Paying Agent to the others is duly given if in writing and delivered in person or via facsimile, or mailed by first-class mail (registered or certified, return receipt requested) or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Beasley Broadcast Group, Inc.

3033 Riviera Drive

Suite 200

Naples, Florida 34103

Attention: Marie Tedesco

If to the Trustee or the Notes Collateral Agent:

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Beasley Mezzanine Holdings, LLC Notes Administrator

Facsimile: (612) 217-5651

The Issuer, any Guarantor, the Trustee, the Notes Collateral Agent or any Paying Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail (or in the case of Notes in global form, on the date the notice is sent pursuant to the Applicable Procedures; on the date electronically sent (with pdf attachment) if electronically delivered or faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; and on the first date of which publication is made, if given by publication; provided that any notice or communication delivered to the Trustee and the Notes Collateral Agent shall be deemed received upon actual receipt thereof.

Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 13.02. [Reserved].

Section 13.03. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Guarantors to the Trustee or the Notes Collateral Agent to take any action under this Indenture or the other Notes Documents (except in connection with the original issuance of the Notes), the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee and if such action relates to a Notes Security Documents, the Intercreditor Agreement, if any, or any Junior Lien Intercreditor Agreement, the Notes Collateral Agent (except as set forth in Section 9.05 hereof):

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee or the Notes Collateral Agent, as applicable (which shall include the statements set forth in Section 13.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Notes Collateral Agent, as applicable (which shall include the statements set forth in Section 13.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.04. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (which examination or investigation, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 13.05. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06. No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.07. Governing Law.

THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 13.08. Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.09. Jurisdiction.

The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder, the Trustee or the Notes Collateral Agent arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New

York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantors, as the case may be, are subject by a suit upon such judgment.

Section 13.10. Force Majeure.

In no event shall the Trustee or the Notes Collateral Agent incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the reasonable control of the Trustee or the Notes Collateral Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, epidemic, civil unrest, local or national disturbance or disaster, any act of terrorism, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

Section 13.11. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of Parent or any of the Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.12. Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee, the Notes Collateral Agent or any Agent in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 hereof.

Section 13.13. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.14. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. One signed copy is enough to prove this Indenture. Unless otherwise provided herein or in any other related document, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any other related document or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, neither the Trustee nor the Notes Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the Notes Collateral Agent pursuant to reasonable procedures approved by the Trustee or the Notes Collateral Agent, as applicable. The Issuer agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee or the Notes Collateral Agent, including, without limitation, the risk of the Trustee or the Notes Collateral Agent acting on unauthorized instruction and the risk of interception and misuse by third parties.

Section 13.15. Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.16. U.S.A. Patriot Act.

In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Trustee, the Notes Collateral Agent and Agents are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee, the Notes Collateral Agent and the Agents. Accordingly, each of the parties agree to provide to the Trustee, the Notes Collateral Agent and the Agents, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee, Notes Collateral Agent and Agents to comply with Applicable Law.

[Signatures on following page]

Dated as of: February 2, 2021

Beasley Mezzanine Holdings, LLC, as Issuer

By:	/s/ Caroline Beasley
Name: Caroline Beasley
Title: Chief Executive Officer

Guarantors:

Beasley Broadcast Group, Inc.
Beasley Media Group, LLC
Beasley Media Group Licenses, LLC

By:	/s/ Caroline Beasley
Name: Caroline Beasley
Title: Chief Executive Officer

[Beasley - Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:	/s/ Sarah Vilhauer
	Name:	Sarah Vilhauer
	Title:	Banking Officer

[Beasley - Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [                ]

ISIN [                ]

[[RULE 144A][REGULATION S] GLOBAL NOTE

representing up to

$                ]

8.625% Senior Secured Notes due 2026

No.	[$ ]

BEASLEY MEZZANINE HOLDINGS, LLC

promises to pay to CEDE & CO. or its registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of on February 1, 2026.	United States Dollars]

Interest Payment Dates: February 1 and August 1

Record Dates: January 15 and July 15

Beasley Mezzanine Holdings, LLC

By:
Name:	Caroline Beasley
Title:	Chief Executive Officer

This is one of the Notes referred to in the within-mentioned Indenture:

Dated:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Back of Note]

8.625% Senior Secured Notes due 2026

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. BEASLEY MEZZANINE HOLDINGS, LLC, a Delaware limited liability company, promises to pay interest on the principal amount of this Note at 8.625% per annum from February 2, 20211 until maturity. The Issuer will pay interest semi-annually in arrears on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The first Interest Payment Date shall be August 1, 2021.2 Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. The Issuer will pay interest (including post-petition interest in any proceeding under any Debtor Relief Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Debtor Relief Law) on overdue installments of interest, if any, from time to time on demand at the interest rate on the Notes. At maturity, the Issuer will pay accrued and unpaid interest from the most recent date to which interest has been paid or provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the January 15 or July 15 (whether or not a Business Day), as the case may be, immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, as trustee (the “Trustee”) will act as Paying Agent and Registrar. The Issuer may change the Paying Agents or the Registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a Paying Agent or Registrar.

4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of February 2, 2021 (the “Indenture”), among Beasley Mezzanine Holdings, LLC, the Guarantors named therein, the Trustee and the Notes Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuer designated as its 8.625% Senior Secured Notes due 2026. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.01 and 4.10 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. OPTIONAL REDEMPTION.

(a) Except as described below under clauses 5(b), 5(c), 5(d) and 5(f) hereof, the Issuer will not be entitled to redeem the Notes at its option prior to February 1, 2023.

[1]	With respect to the Initial Notes.
[2]	With respect to the Initial Notes.

(b) At any time prior to February 1, 2023 the Issuer may redeem all or a part of the Notes upon prior notice as described in Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of the Redemption Date, plus, without duplication, accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

(c) Until February 1, 2023, the Issuer may, at its option, upon prior notice as described in Section 3.03 of the Indenture, on one or more occasions, redeem up to 40% of the aggregate principal amount of the Notes issued by it at a redemption price equal to 108.625% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date), with the net cash proceeds of one or more Equity Offerings; provided that at least 50% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption (except to the extent otherwise repurchased or redeemed (or to be repurchased or redeemed) in accordance with the terms of the Indenture); provided further that each such redemption occurs within 120 days of the date of closing of each such Equity Offering. Notice of any redemption upon any Equity Offering may be given prior to such Equity Offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to completion of the related Equity Offering.

(d) Until the date that is 120 days after the Issue Date, the Issuer may, at its option, on one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes issued by it at a redemption price equal to 104.3125% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date), with the net cash proceeds of any loan received pursuant to a Regulatory Debt Facility; provided that at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption (except to the extent otherwise repurchased or redeemed (or to be repurchased or redeemed) in accordance with the terms of the Indenture). The Issuer must provide notice of any such redemption as described in Section 3.03 of the Indenture.

(e) On and after February 1, 2023, the Issuer may redeem the Notes, in whole or in part, upon notice as described in Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date) if redeemed during the twelve-month period beginning on February 1 of each of the years indicated below:

Year	Percentage
2023	104.31250%
2024	102.15625%
2025 and thereafter	100.0000%

(f) At any time, in connection with any tender offer or other offer to purchase the Notes (including pursuant to a Change of Control Offer or Asset Sale Offer (each as defined below)), if not less than 90.0% in aggregate principal amount of the outstanding Notes are purchased by the Issuer, or, in the case of a Change of Control Offer, any third party purchasing or acquiring Notes in lieu of the Issuer, the Issuer or such third party will have the right, upon notice as described in Section 3.03, to redeem the Notes of such series that remain outstanding following such purchase at the price paid to holders in such purchase, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

(g) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Section 3.01 through 3.06 of the Indenture. In addition, any redemption pursuant to this paragraph 5 may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a debt or equity financing, acquisition or other transaction, event or other specified condition. In addition, if such redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied or waived (including to a date later than 60 days after the date on which such notice was mailed or delivered electronically), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date, or by the Redemption Date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied or waived.

6. MANDATORY REDEMPTION. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption will be mailed by first-class mail, or delivered electronically if the Notes are held at DTC, at least 10 but not more than 60 days before the Redemption Date to each Holder’s registered address, with a copy to the Trustee, except that redemption notices may be mailed, or delivered electronically if the Notes are held at DTC, more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 of the Indenture. Notes in minimum denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

8. OFFERS TO REPURCHASE.

(a) Upon the occurrence of a Change of Control, the Issuer shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase. The Change of Control Offer shall be made in accordance with 4.15 of the Indenture.

(b) The Issuer will be required to make an Asset Sale Offer in accordance with Section 4.11 of the Indenture.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders shall pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer is not required to issue, transfer or exchange any Note for a period of 15 days before the mailing or electronic delivery of a notice of redemption of Notes to be redeemed.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Intercreditor Agreement (if then in effect), any Junior Lien Intercreditor Agreement (if then in effect), the Notes Security Documents, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

12. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder. The Issuer is required to deliver to the Trustee annually an Officer’s Certificate regarding compliance with the Indenture, and the Issuer is required within ten (10) Business Days after becoming aware of any Default, to deliver to the Trustee an Officer’s Certificate specifying such Default and what action the Issuer is taking or proposes to take in respect thereof.

13. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

14. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

15. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Beasley Mezzanine Holdings, LLC

3033 Riviera Drive

Suite 200

Naples, Florida 34103

Attention: Marie Tedesco

ASSIGNMENT FORM

To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.11 or 4.15 of the Indenture, check the appropriate box below:

[ ] Section 4.11	[ ] Section 4.15

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.11 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$____________________.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $                . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Beasley Mezzanine Holdings, LLC

3033 Riviera Drive

Suite 200

Naples, Florida 34103

Attention: Marie Tedesco

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Beasley Mezannine Holdings, LLC Notes Administrator

Facsimile: (612) 217-5651

Re: 8.625% Senior Secured Notes due 2026

Reference is hereby made to the Indenture, dated as of February 2, 2021 (the “Indenture”), among Beasley Mezzanine Holdings, LLC, the Guarantors named therein and Wilmington Trust, National Association, as Trustee and Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

______________________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                 in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR A RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with all applicable securities laws of the states of the United States and other jurisdictions.

2. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [    ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

a) [    ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

b) [    ] such Transfer is being effected to the Issuer or a subsidiary thereof;

or

c) [    ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

a) [    ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

b) [    ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

c) [    ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:	/s/
Name:
Title:

Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER

5. The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

a) [    ] a beneficial interest in the:

(i) [    ] 144A Global Note (CUSIP/ISIN: ), or

(ii) [    ] Regulation S Global Note (CUSIP/ISIN: ), or

b) [    ] a Restricted Definitive Note.

6. After the Transfer the Transferee will hold:

[CHECK ONE]

a) [    ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP/ISIN: ), or

(ii)	[ ] Regulation S Global Note (CUSIP/ISIN: ), or

(iii)	[ ] Unrestricted Global Note (CUSIP/ISIN: ); or

b) [    ] a Restricted Definitive Note; or

c) [    ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Beasley Mezzanine Holdings, LLC

3033 Riviera Drive

Suite 200

Naples, Florida 34103

Attention: Marie Tedesco

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Beasley Mezzannine Holdings, LLC Notes Administrator

Facsimile: (612) 217-5651

Re: 8.625% Senior Secured Notes due 2026

Reference is hereby made to the Indenture, dated as of February 2, 2021 (the “Indenture”), among Beasley Mezzanine Holdings, LLC, the Guarantors named therein and Wilmington Trust, National Association, as Trustee and Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

____________________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [    ] 144A Global Note [    ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated                 .

[Insert Name of Transferor]

By:	/s/
Name:
Title:

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT SUBSIDIARY GUARANTORS]

[    ] Supplemental Indenture (this “Supplemental Indenture”), dated as of             , among                  (the “Guaranteeing Subsidiary”), an affiliate of Beasley Mezzanine Holdings, LLC, a Delaware limited liability company (the “Issuer”), and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuer and the Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 2, 2021, providing for the issuance of an unlimited aggregate principal amount of 8.625% Senior Secured Notes due 2026 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture without the consent of Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary hereby unconditionally guarantees the Issuer’s obligations for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuer, on the terms and subject to the conditions set forth in Article 10—Guarantees of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

(3) Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

(4) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(5) Releases. The Guarantee of the Guaranteeing Subsidiary may be released in accordance with Section 10.06 of the Indenture.

(6) No Recourse Against Others. No director, officer, employee, incorporator, member or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the

Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(7) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(8) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. One signed copy is enough to prove this Supplemental Indenture. Unless otherwise provided herein or in any other related document, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any other related document or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act.

(9) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(10) The Trustee and the Notes Collateral Agent. Neither the Trustee nor the Notes Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(11) Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(12) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in Section 2(k) hereof or elsewhere in this Supplemental Indenture. All agreements of the Trustee and the Notes Collateral Agent in this Supplemental Indenture shall bind their respective successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:

Name:
Title:

EXHIBIT E

FORM OF FIRST LIEN INTERCREDITOR AGREEMENT

dated as of

[                ], 20[ ],

among

[    ]

as Credit Agreement Collateral Agent under the Credit Agreement,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Notes Collateral Agent under the Indenture,

EACH GRANTOR

and

each Additional Agent from time to time party hereto

E-1

Table of Contents

		Page
ARTICLE I

Definitions

SECTION 1.01.	Construction; Certain Defined Terms	1

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01.	Priority of Claims	9
SECTION 2.02.	Actions With Respect to Shared Collateral; Prohibition on Contesting Liens	10
SECTION 2.03.	No Interference; Payment Over; No New Liens	11
SECTION 2.04.	Automatic Release of Liens; Amendments to Security Documents	12
SECTION 2.05.	Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings	13
SECTION 2.06.	Reinstatement	14
SECTION 2.07.	Insurance	14
SECTION 2.08.	Refinancings	14
SECTION 2.09.	Certain Cash Collateral	14
SECTION 2.10.	Possessory Collateral Agent as Gratuitous Bailee for Perfection	15

ARTICLE III

Existence and Amounts of Liens and Obligations

ARTICLE IV

The Applicable Collateral Agent

SECTION 4.01.	Appointment and Authority	16
SECTION 4.02.	Rights as a Secured Party	17
SECTION 4.03.	Exculpatory Provisions	17
SECTION 4.04.	Reliance by Collateral Agents	19
SECTION 4.05.	Delegation of Duties	19
SECTION 4.06.	Non-Reliance on Collateral Agent and other Secured Parties	20

ARTICLE V

Miscellaneous

-i-

ANNEX A JOINDER

ANNEX B GRANTOR JOINDER

-ii-

FIRST LIEN INTERCREDITOR AGREEMENT, dated as of [    ], 20[    ] (as amended or supplemented from time to time, this “Agreement”), among [    ], as Credit Agreement Collateral Agent, WILMINGTON TRUST, NATIONAL ASSOCIATION, solely in its capacity as Notes Collateral Agent, each Grantor from time to time party hereto and each Additional Agent from time to time party hereto for the Additional Secured Parties of the Series with respect to which it is acting in such capacity. Capitalized terms used in this paragraph are defined below.

RECITALS

WHEREAS, Beasley Broadcast Group, Inc. (“Holdings”), Beasley Mezzanine Holdings, LLC1 (the “Borrower”), the lenders party thereto from time to time and [    ], as administrative agent and collateral agent, are party to a [Credit Agreement], dated as of [    ] (as amended, restated, supplemented or otherwise modified from time to time, and including any agreement that Refinances the Credit Agreement in accordance with Section 2.08 hereof, the “Credit Agreement”), pursuant to which, among other things, the lenders party thereto have agreed, subject to the terms and conditions set forth therein and in the other Loan Documents (as defined therein), to make certain loans and financial accommodations to the Borrower.

WHEREAS, the Borrower, Holdings, certain of the Borrower’s subsidiaries party thereto from time to time, the Notes Collateral Agent and Wilmington Trust, National Association, as trustee, are party to that certain Indenture, dated as of February 2, 2021, as amended, restated, supplemented or otherwise modified from time to time (the “Indenture”), relating to the Borrower’s $300,000,000 of 8.625% Senior Secured Notes due 2026 (together with any Additional Notes issued under the Indenture, the “Notes”).

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Notes Collateral Agent (for itself and on behalf of the Indenture Secured Parties) and each Additional Agent (for itself and on behalf of the Additional Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Construction; Certain Defined Terms.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context

[1]	Or such other Borrower or Borrowers not otherwise prohibited under the terms of the Indenture, with such changes as may be necessary to reflect such additional Borrowers.

requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement unless the context requires otherwise, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b) It is the intention of the Secured Parties of each Series that the Secured Parties with respect to any Series of Obligations (and not the Secured Parties of any other Series) bear the risk of any determination by a court of competent jurisdiction that (w) any of the Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations, (x) the Obligations of such Series do not have an enforceable security interest in any of the Collateral, (y) any intervening security interest exists securing any other obligations (other than any other Series of Obligations) on a basis ranking prior to the security interest of such Series of Obligations or (z) an existing Guarantee of such Series of Obligations is unenforceable (any such condition referred to in the foregoing clauses (w), (x), (y) or (z), an “Impairment” of such Series). In the event of any Impairment with respect to any Series of Obligations, the results of such Impairment shall be borne solely by the Secured Parties of such Series, and the rights of the Secured Parties of such Series (including, without limitation, the right to receive distributions in respect of such Series pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the Secured Parties of the Series subject to such Impairment. Additionally, in the event the Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), then, subject to Section 2.05, any reference to such Obligations or the documents governing such Obligations shall refer to such Obligations or such documents as so modified.

(c) Any references herein to provisions of the Bankruptcy Code, and the use of concepts or terms that find meaning in connection therewith (e.g., “debtor-in-possession”) shall be deemed to refer as well to similar provisions, concepts or terms under any other Bankruptcy Law. Any references herein to a security interest being “perfected” shall be deemed to refer to perfection under the Uniform Commercial Code of any U.S. jurisdiction and to similar provisions, concepts or terms under the law of any other jurisdiction (it being understood that in jurisdictions where no such similar provisions, concepts or terms exist, the term “perfected” shall not be given any effect hereunder).

(d) Each Security Document is subject to the terms of this Agreement. In the event of a conflict between the terms of any Security Document and this Agreement, the terms of this Agreement will prevail.

(e) Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement and the Indenture, as applicable, with the Credit Agreement controlling, in the event of discrepancies. As used in this Agreement, the following terms have the meanings specified below:

“Additional Agent” means, in respect of any Series of Additional Obligations, the collateral agent, the administrative agent and/or trustee (as applicable) under the applicable Additional Agreement that is designated as “Additional Agent” in the applicable Joinder delivered pursuant to Section 5.02(c) in respect of such Series of Additional Obligations, in each case, together with its successors in such capacity.

“Additional Agreement” means any indenture, debenture, credit agreement or other agreement, document or instrument, if any, pursuant to which any Grantor has or will incur, or evidencing the incurrence by any Grantor of, Additional Obligations; provided that, in each case, the Indebtedness and other obligations thereunder have been designated as Additional Obligations pursuant to and in accordance with Section 5.02(c).

“Additional Obligations” means all advances to, and debts, liabilities and other obligations of any Grantor arising under any Additional Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Grantor or any Affiliate thereof of any Insolvency or Liquidation Proceeding, regardless of whether such interest and fees are allowed claims in such Insolvency or Liquidation Proceeding, in each case, that have been designated as Additional Obligations pursuant to and in accordance with Section 5.02(c), but which shall not include the Credit Agreement Obligations or the Indenture Obligations.

“Additional Secured Party” means the holders of any Additional Obligations and any Additional Agent with respect thereto.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Collateral Agent” means

(a) prior to the incurrence of a Series of Obligations hereunder that constitutes a Designated Revolving Credit Facility, the Collateral Agent for the Series of Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Obligations under this Agreement; and

(b) from and after the incurrence of a Series of Obligations that constitutes a Designated Revolving Credit Facility, the Collateral Agent for such Series of Obligations, until the earlier of (1) the Discharge of such Series of Obligations and (2) the Cut-Off Date, unless the Cut-Off Date has been stayed, deemed not to have occurred or rescinded pursuant to the definition thereof.

If the event in the foregoing clause (b) applies, after the earlier of such dates described in the foregoing clauses (1) and (2), the Applicable Collateral Agent shall thereafter be the Major Non-Controlling Agent.

“Bankruptcy Case” shall have the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign bankruptcy, insolvency, receivership or similar law, including laws for the relief of debtors, in effect in any jurisdiction, including outside of the United States of America.

“Borrower” shall have the meaning assigned to such term in the recitals to this Agreement.

“Business Day” means each day which is not a Saturday, a Sunday or a day on which commercial banking institutions are not required by law, regulation or order to be open in the State of New York or, with respect to any payments to be made under the Indenture, the place of payment thereunder.

“Collateral” means all assets and properties subject to Liens created pursuant to any Security Documents to secure one or more Series of Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Indenture Obligations, the Notes Collateral Agent, and (iii) in the case of any Series of Additional Obligations, the Additional Agent named for such Series in the applicable Joinder.

“Controlling Secured Parties” means the Series of Secured Parties whose Collateral Agent is the Applicable Collateral Agent.

“Credit Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

“Credit Agreement Collateral Agent” means [    ], in its capacity as Collateral Agent (as defined in the Credit Agreement) together with its successors in such capacity and, in the event the indebtedness outstanding under the Credit Agreement is Refinanced, shall mean the collateral agent under such Refinanced Credit Agreement.

“Credit Agreement Obligations” means the [“Obligations”] as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the [“Secured Parties”] as defined in the Credit Agreement.

“Credit Documents” means (i) the [“Loan Documents”] as defined in the Credit Agreement, (ii) the Indenture, the Notes and the “Notes Security Documents” as defined in the Indenture and (iii) any corresponding term(s) in any Additional Agreement. For the avoidance of doubt, the Credit Documents for any Series shall be deemed to include all guarantees and Security Documents securing such Series.

“Cut-Off Date” means, with respect to any Major Non-Controlling Agent, the date that is at least 120 days (throughout which 120-day period such Person was the Major Non-Controlling Agent) after the occurrence of both (i) an Event of Default (under and as defined in Credit Documents under which such Major Non-Controlling Agent is the Collateral Agent) and (ii) the Applicable Collateral Agent’s and each other Collateral Agent’s receipt of written notice from such Major Non-Controlling Agent certifying that (x) such Event of Default has occurred and is continuing and (y) the Obligations of the Series with respect to which such Major Non-Controlling Agent is the Collateral Agent are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Credit Document; provided that the Cut-Off Date shall be stayed and shall not occur and shall be deemed not to have occurred and shall be rescinded (1) at any time the Applicable Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to any Shared Collateral or (2) at any time any Grantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Designated Revolving Credit Facility” has the meaning assigned to such term in the Indenture. [It is understood and agreed that, as of the date hereof, the Credit Agreement constitutes a Designated Revolving Credit Facility.]

“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Series of Obligations, (a) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under such Series, (b) payment in full of all other Obligations (other than indemnification and contingent obligations for which no claim has been made) that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid in connection with such Series, (c) cancellation of or the entry into such other arrangements with respect to all letters of credit issued and outstanding under such Series, if any, as required under the applicable Credit Documents and (d) termination or expiration of all commitments to lend and all obligations to issue or extend letters of credit under such Series, if any, provided, however, that the Discharge of the Obligations of any Series shall be deemed not to have occurred if the Obligations in respect of such Series are Refinanced in accordance with Section 2.08 hereof.

“Event of Default” means any Event of Default under and as defined in the Credit Agreement, the Indenture or an Additional Agreement, as the context requires, provided that any notice, lapse of time or other condition precedent to the occurrence of such Event of Default in the relevant instrument shall have been satisfied.

“Grantor Joinder” means the document required to be delivered by a Grantor pursuant to Section 5.16.

“Grantors” means Holdings, the Borrower and any other Person that has granted a security interest pursuant to any Security Document to secure any Series of Obligations.

“Guarantee” means any guarantee of the Credit Agreement Obligations, the Indenture Obligations or any Additional Obligations, as the context may require, provided under or pursuant to any Credit Document.

“Guarantor” means Holdings and any other Person that has provided a Guarantee.

“Holdings” shall have the meaning assigned to such term in the recitals to this Agreement.

“Impairment” shall have the meaning assigned to such term in Section 1.01(b).

“Indenture” shall have the meaning assigned to such term in the recitals to this Agreement.

“Indenture Obligations” means the “Secured Obligations” as defined in the Notes Security Agreement.

“Indenture Secured Parties” means the “Secured Parties” as defined in the Indenture and any equivalent term in the Notes Security Agreement.

“Insolvency or Liquidation Proceeding” means, as to any Grantor, any proceeding resulting from:

(1) an involuntary proceeding having been commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of such Grantor, or of a substantial part of the property or assets of such Grantor, under the Bankruptcy Code or any Bankruptcy Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Grantor or for a substantial part of the property or assets of such Grantor or (iii) the winding up or liquidation of such Grantor; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(2) such Grantor having (i) voluntarily commenced any proceeding or file any petition seeking relief under the Bankruptcy Code or any Bankruptcy Law, (ii) consented to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (1) above, (iii) applied for or consented to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Grantor or for a substantial part of the property or assets of such Grantor, (iv) filed an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) made a general assignment for the benefit of creditors or (vi) become unable or admitted in writing its inability or fail generally to pay its debts as they become due.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(b).

“Joinder” means the document required to be delivered by a Collateral Agent to the Applicable Collateral Agent pursuant to (i) clause (ii) of Section 5.02(c) in order to create a Series of Additional Obligations or (ii) Section 2.08.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or other), pledge, charge, hypothecation, assignment, security interest, deposit arrangement or similar encumbrance or any preference, priority or other security agreement or preferential arrangement of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Major Non-Controlling Agent” means, at any time with respect to any Shared Collateral, the Collateral Agent (other than the Collateral Agent for any Series of Obligations constituting a Designated Revolving Credit Facility at such time) of the Series of Obligations that constitutes the then largest outstanding principal amount of any outstanding Series of Obligations (excluding any Designated Revolving Credit Facility) with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Agent” means, at any time with respect to any Shared Collateral, each Collateral Agent that is not the Applicable Collateral Agent.

“Notes Collateral Agent” means Wilmington Trust, National Association, in its capacity as “Notes Collateral Agent” (as defined in the Indenture) under the Indenture, together with its successors in such capacity and, in the event the indebtedness outstanding under the Indenture is Refinanced, shall mean the Collateral Agent under such Refinanced Indenture.

“Notes Security Agreement” means that certain Security Agreement dated as of February 2, 2021, among Holdings, the Company, certain subsidiaries of the Company and the Notes Collateral Agent.

“Obligations” means the Credit Agreement Obligations, the Indenture Obligations and each Series of Additional Obligations, as the context may require.

“Party” means a party to this Agreement. The term “Parties” means a collective reference thereto.

“Person” means any individual, corporation, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government (or any agency or political subdivision thereof) or any other entity.

“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code as in effect in any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments and Chattel Paper, in each case, delivered to or in the possession or control of any Collateral Agent under the terms of the Security Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Proceeds” shall have the meaning assigned to such term in Section 2.01.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement or instrument. “Refinanced” and “Refinancing” have correlative meanings.

“Responsible Officer” of any Person shall mean any executive officer or the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller (or the equivalents in the relevant jurisdictions) of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Secured Parties” means the Credit Agreement Secured Parties, the Indenture Secured Parties and the Additional Secured Parties with respect to each Series of Additional Obligations, as the context may require.

“Security Documents” means each agreement, instrument or other document entered into in favor of any Collateral Agent, or any Collateral Agent and any other Secured Parties, for purposes of securing any Series of Obligations.

“Series” means (a) with respect to the Secured Parties, each of the Credit Agreement Secured Parties (in their capacities as such), the Indenture Secured Parties (in their capacity as such) and the Additional Secured Parties that become subject to this Agreement that are represented by a common Collateral Agent (in its capacity as such for the Additional Secured Parties), as the context may require, and (b) with respect to any Obligations, each of the Credit Agreement Obligations, the Indenture Obligations and the Additional Obligations that pursuant to any Joinder, are to be represented by a common Collateral Agent (in its capacity as such for the Additional Secured Parties), as the context may require.

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Obligations (or their respective Collateral Agents) hold, or are beneficiaries of, a valid and perfected security interest at such time. If more than two Series of Obligations are outstanding at any time and the holders of fewer than all Series of Obligations hold, or are beneficiaries of, a valid and perfected security interest in any Collateral at such time, then such Collateral, cash or other assets, as applicable, shall constitute Shared Collateral for those Series of Obligations that hold, or are beneficiaries of, a valid and perfected security interest in such Collateral at such time, and shall not constitute Shared Collateral for any Series that does not have, or are not beneficiaries of, a valid and perfected security interest in such Collateral at such time.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Priority of Claims.

(a) Anything contained herein or in any of the Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b) and Section 2.01(b)), if an Event of Default has occurred and is continuing and the Applicable Collateral Agent or any Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of any Grantor or otherwise, or any Collateral Agent or any Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, then the proceeds of any sale, collection or other liquidation or disposition of any such Shared Collateral received by any Collateral Agent or any Secured Party and proceeds of any such distribution (all proceeds of any such sale, collection or other liquidation or disposition of any Shared Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied in the following order:

(i) FIRST, to (A) the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of this Agreement and any Credit Document or Security Document, (B) in the case of any such enforcement of rights or exercise of remedies, to the payment of all costs and expenses incurred by such Collateral Agent or any of its related Secured Parties in connection therewith, including all court costs and the fees and expenses of agents and legal counsel, and (C) in the case of any such payment pursuant to any such intercreditor agreement or Credit Document to the payment of all costs and expenses incurred by such Collateral Agent or any of its related Secured Parties in enforcing its rights thereunder to obtain such payment;

(ii) SECOND, subject to Section 1.01(b) and Section 2.01(b) to the extent Proceeds remain after the application pursuant to preceding clause (i), to the payment in full of the Obligations on a ratable basis in accordance with the amounts of such Obligations owed on the date of any such distribution and the terms of the applicable Credit Documents; and

(iii) THIRD, after the Discharge of each Series of Obligations, to the extent Proceeds remain after the application pursuant to the preceding clause (ii), to the Borrower or any Grantor, as applicable, their successor or assigns, or as a court of competent jurisdiction may otherwise direct.

(b) Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Secured Party) has a Lien or security interest that is junior in priority to the security interest of any Series of Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Obligations with respect to which such Impairment exists.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code as in effect in any U.S. jurisdiction, or any other applicable law or the Credit Documents or any defect or deficiencies in the Liens securing the Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b) and Section 2.01(b)), each Secured Party hereby agrees that (i) the Liens securing each Series of Obligations on any Shared Collateral shall be of equal priority, and (ii) the benefits and proceeds of the Shared Collateral shall be shared among the Secured Parties as provided herein.

SECTION 2.02. Actions With Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) With respect to any Shared Collateral, (i) the Applicable Collateral Agent shall have the sole right to act or refrain from acting with respect to the Shared Collateral (including pursuant to any intercreditor agreement with respect to any Shared Collateral), (ii) the Applicable Collateral Agent shall not be obligated to, and shall not, follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Agent (or any other Secured Party other than the Controlling Secured Parties) and (iii) no Non-Controlling Agent or other Secured Party (other than the Controlling Secured Parties) shall, or shall instruct the Applicable Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Security Document, applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting in accordance with the applicable Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral; provided that, notwithstanding the foregoing, (i) in any Insolvency or Liquidation Proceeding, any Collateral Agent or any other Secured Party may file a proof of claim or statement of interest with respect to the Obligations owed to the applicable Secured Parties; (ii) any Collateral Agent or any other Secured Party may take any action to preserve or protect the validity and enforceability of the Liens granted in favor of the applicable Secured Parties, provided that no such action is, or could reasonably be expected to be, (A) adverse to the Liens granted in favor of the Controlling Secured Parties or the rights of the Applicable Collateral Agent or any other Controlling Secured Parties to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement, including the automatic release of the Liens provided in Section 2.04; and (iii) any Collateral Agent or any other Secured Party may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of such Secured Party, including any claims secured by the Shared Collateral, in each case, to the extent not inconsistent with the terms of this Agreement. Notwithstanding the equal priority of the Liens on any Shared Collateral (but subject to Section 2.01(a)), the Applicable Collateral Agent may deal with the Shared Collateral as if the Applicable Collateral Agent had a senior and exclusive Lien on such Collateral.    The foregoing shall not be construed to limit the rights and priorities of any Secured Party or Collateral Agent with respect to any Collateral not constituting Shared Collateral.

(b) The Collateral Agents agree that they will not accept any Lien on any asset of any Grantor securing Obligations of any Series for the benefit of any Series of Secured Parties other than pursuant to Security Documents, other than (i) any funds deposited for the discharge or defeasance of any Obligations of any Series, (ii) any funds deposited as cash collateral for Credit Agreement Obligations in respect of letters of credit and (iii) any rights of set-off under the Credit Documents for any Series.

(c) Each Collateral Agent and the Series of Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement.

SECTION 2.03. No Interference; Payment Over; No New Liens.

(a) Each Secured Party, by its acceptance of the benefits of this Agreement, agrees that each Collateral Agent and each Secured Party (i) will not challenge or question, or support any other Person in challenging or questioning, in any proceeding, the validity or enforceability of any Obligations of any Series or any Security Document or the validity, attachment, perfection, priority or enforceability of any Lien under any Security Document or the validity or enforceability of the priorities, rights or duties established by, or other provisions of, this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Secured Party from challenging or questioning the validity or enforceability of any Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code or any similar provision of foreign law; (ii) will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02 or to the extent the Applicable Agent is the Collateral Agent for the Series of Obligations of such Secured Party, shall have no right to (A) direct any Collateral Agent or any other Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by any Collateral Agent or any other Secured Party of any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement), (iv) will not institute any suit or assert in any Insolvency or Liquidation Proceeding or other proceeding any claim against the Applicable Collateral Agent or any other Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and the Applicable Collateral Agent or other Secured Party shall not be liable for any action taken or omitted to be taken in accordance with the provisions of this Agreement, (v) will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement and (vi) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any other Secured Party to enforce this Agreement in accordance with its terms.

(b) Each Secured Party, by its acceptance of the benefits of this Agreement, agrees that if it shall obtain possession of any Shared Collateral or shall realize any Proceeds or payment in respect of any such Shared Collateral, pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the Obligations, then it shall hold such Shared Collateral, Proceeds or payment in trust for the other Secured Parties that have a security interest in such Shared Collateral and promptly transfer such Shared Collateral, Proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed in accordance with the provisions of Section 2.01.

SECTION 2.04. Automatic Release of Liens; Amendments to Security Documents.

(a) If, at any time, the Applicable Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral, and in connection therewith takes action to release any Liens over such Shared Collateral, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of each Series of Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.

(b) Each Collateral Agent agrees to promptly execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section 2.04.

(c) Each Secured Party, by its acceptance of the benefits of this Agreement, agrees that if the Applicable Collateral Agent enters into any amendment to any Security Document relating to the Series of Obligations for which the Applicable Collateral Agent is acting as Collateral Agent (other than in connection with a transaction that results in a Discharge of such Series of Obligations), the Borrower may require each other Collateral Agent to enter into corresponding amendments to the Security Documents governing the Series of Obligations for which such Collateral Agent is acting so long as (i) the effect of such amendments are consistent with the effect to the Security Documents for the Series of Obligations for which the Applicable Collateral Agent is acting, (ii) the effect of such amendment is not to release or subordinate the Liens securing such Series of Obligations or otherwise adverse to the holders of such Series of Obligations (except to the extent already permitted by the Credit Documents governing such Series of Obligations), (iii) the effect of such amendment is not to impose additional obligations on or impair the rights and privileges of the other Collateral Agent and (iv) the Borrower delivers a certificate of an executive officer of the Borrower to such Collateral Agent stating that the requirements of this sentence have been satisfied.

SECTION 2.05. Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding by or against any Grantor or any of its subsidiaries. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of each Series of Obligations, then, to the extent the debt obligations distributed on account of each Series of Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) If any Grantor shall become subject to a case under the Bankruptcy Code or any other Bankruptcy Law (a “Bankruptcy Case”) and shall, as debtor(s)-in-possession or similar capacity under other Bankruptcy Law, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any similar provision of other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any similar provision of other Bankruptcy Law, each Secured Party agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, in each case unless the Applicable Collateral Agent shall then oppose or object to such DIP Financing or such DIP Financing Liens or such use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of Controlling Secured Parties, each other Secured Party will subordinate its Liens with respect to such Shared Collateral (other than any Liens of any Secured Parties constituting DIP Financing Liens) on the same terms as the Liens of the Controlling Secured Parties are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Obligations of the Controlling Secured Parties, each other Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such Bankruptcy Case, with the same priority vis-à-vis all the other Secured Parties (other than any Liens of the Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of such Bankruptcy Case, (B) the Secured Parties of each Series are granted Liens on any additional collateral pledged to any Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Obligations, such amount is applied pursuant to Section 2.01, and (D) if any Secured Parties are granted adequate protection with respect to Obligations subject hereto, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided, however, that (x) the Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any collateral securing such Series that is not Shared Collateral; and (y) the Secured Parties receiving adequate protection shall not object to any other Secured Party receiving adequate protection comparable to any adequate protection granted to such Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06. Reinstatement. In the event that any of the Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable to such Obligations until all such Obligations shall again have been paid in full in cash.

SECTION 2.07. Insurance. As among the Secured Parties, following the occurrence of an Event of Default, the Applicable Collateral Agent shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral solely to the extent the Secured Parties or holders of any Series of Obligations possess such right under the Credit Documents, and the Applicable Collateral Agent shall apply the proceeds received from any such adjustment, settlement or award in accordance with the provisions of Section 2.01.

SECTION 2.08. Refinancings. The Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Credit Document) of any Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that nothing in this Section shall affect any limitation on any such Refinancing that is set forth in the Credit Documents of any such other Series; provided further that if any obligations of the Grantors in respect of such Refinancing Indebtedness shall be secured by Liens on any such Shared Collateral, then such obligations and the holders thereof shall be subject to and bound by the provisions of this Agreement and the Collateral Agent (which may be a replacement Credit Agreement Collateral Agent or replacement Notes Collateral Agent, if applicable) in respect of such Refinancing indebtedness shall have executed a Joinder. The Grantors and the Secured Parties agree to enter into any documents or take any other actions reasonably necessary to preserve the priorities provided for herein in light of, and after giving effect to, such Refinancing.

SECTION 2.09. Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Credit Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of letters of credit or otherwise held by the Credit Agreement Collateral Agent pursuant to the Credit Agreement shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

SECTION 2.10. Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a) The Possessory Collateral shall be delivered to the Applicable Collateral Agent, and the Applicable Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and gratuitous agent for the benefit of each other Secured Party with a Lien over such Shared Collateral and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Security Documents, in each case, subject to the terms and conditions of this Section 2.10); provided that at any time after the Discharge of Obligations of the Series for which the Applicable Collateral Agent is acting, the Applicable Collateral Agent shall (at the sole cost and expense of the Grantors), promptly deliver all Possessory Collateral to the Applicable Collateral Agent (after giving effect to the Discharge of such Obligations) together with any necessary endorsements reasonably requested by the Applicable Collateral Agent (or make such other arrangements as shall be reasonably requested by the Applicable Collateral Agent to allow the Applicable Collateral Agent to obtain control of such Possessory Collateral).

(b) Pending delivery to the Applicable Collateral Agent, each other Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession or control, as gratuitous bailee and gratuitous agent for the benefit of each other Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Security Documents, in each case, subject to the terms and conditions of this Section 2.10.

(c) The duties or responsibilities of each Collateral Agent under this Section 2.10 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee and gratuitous agent for the benefit of each other Secured Party for purposes of perfecting the Lien held by such Secured Parties therein.

ARTICLE III

Existence and Amounts of Liens and Obligations

Whenever any Collateral Agent shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Obligations of any Series, or the Shared Collateral subject to any Lien securing the Obligations of any Series, it may request that such information be furnished to it in writing by each other Collateral Agent and shall be entitled to make such determination on the basis of the information so furnished; provided that if any Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Secured Party or any other person as a result of, or constituting, such determination.

ARTICLE IV

The Applicable Collateral Agent

SECTION 4.01. Appointment and Authority.

(a) Each of the Secured Parties hereby irrevocably appoints and authorizes the Applicable Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Applicable Collateral Agent by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Applicable Collateral Agent and any co-agents, subagents, delegates, receivers and attorneys-in-fact appointed by the Applicable Collateral Agent pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the Security Documents, or for exercising any rights and remedies thereunder, shall be entitled to the benefits of all provisions of this Article IV (as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Security Documents) as if set forth in full herein with respect thereto. Without limiting the foregoing, each of the Secured Parties, and each Collateral Agent, hereby agrees to provide such cooperation and assistance as may be reasonably requested by the Applicable Collateral Agent to facilitate and effect actions taken or intended to be taken by the Applicable Collateral Agent pursuant to this Article IV, such cooperation to include execution and delivery of notices, instruments and other documents as are reasonably deemed necessary by the Applicable Collateral Agent to effect such actions, and joining in any action, motion or proceeding initiated by the Applicable Collateral Agent for such purposes.

(b) Each Secured Party acknowledges and agrees that, subject to the express terms of this Agreement, the Applicable Collateral Agent shall be entitled, for the benefit of the Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in any of the Security Documents, without regard to any rights to which the holders of the Secured Obligations would otherwise be entitled as a result of such Secured Obligations. Without limiting the foregoing, each Secured Party agrees that no Collateral Agent or other Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Obligations), in any manner that would maximize the return to such Secured Party or any Series of Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by such Secured Party from such realization, sale, disposition or liquidation. Each of the Secured Parties waives any claim it may now or hereafter have against any Collateral Agent for any other Series of Obligations or any other Secured Party of any other Series arising out of (i) any actions which any Collateral Agent or any Secured Party takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Obligations from any account debtor, guarantor or any other party) in accordance with the Security Documents or any other agreement related thereto or in connection with the collection of the Obligations or the valuation, use, protection or release of any security for the Obligations, (ii) any election by any Collateral Agent or any holders of Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, any Grantor or any of its subsidiaries, as debtor-in-possession, in each case, except as a result of a breach of this Agreement.

SECTION 4.02. Rights as a Secured Party.

(a) The Person serving as the Applicable Collateral Agent hereunder shall have the same rights and powers in its capacity as a Secured Party under any Series of Obligations that it holds as any other Secured Party of such Series and may exercise the same as though it were not the Applicable Collateral Agent and the term “Secured Party” or “Secured Parties” or (as applicable) “Credit Agreement Secured Party,” “Credit Agreement Secured Parties,” “Indenture Secured Party,” “Indenture Secured Parties,” “Additional Secured Party” or “Additional Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Applicable Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Grantors or any subsidiary or other Affiliate thereof as if such Person were not the Applicable Collateral Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 4.03. Exculpatory Provisions.

(a) No Collateral Agent shall have any duties or obligations under this Agreement except those expressly set forth herein. Without limiting the generality of the foregoing, each Collateral Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers contemplated hereby and such Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Collateral Agent to liability or that is contrary to this Agreement or applicable law;

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its affiliates that is communicated to or obtained by the entities serving as a Collateral Agent or any of its affiliates in any capacity;

(iv) shall not be liable for any action taken or not taken by it (1) in the absence of its own gross negligence or willful misconduct or (2) in reliance on a certificate of an authorized officer of the Borrower stating that such action is permitted by the terms of this Agreement. Each Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default under any Series of Obligations unless and until notice describing such Default or Event of Default and referencing the applicable agreement is given to such Collateral Agent at the address provided in Section 5.01 by the Collateral Agent of such Obligations or a Grantor;

(v) shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement (except for its representations and warranties set forth in Article V) or any Security Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance by any other Person of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (5) the value or the sufficiency of any Collateral for any Series of Obligations or (6) the satisfaction of any condition set forth in any Credit Document, other than to confirm receipt of items expressly required to be delivered to such Collateral Agent;

(vi) shall not be required to expend, advance or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in any of the Security Documents or in the exercise of any of its rights or powers hereunder or under any of the Security Documents unless it is indemnified to its satisfaction and the Collateral Agent shall have no liability to any person for any loss occasioned by any delay in taking or failure to take any such action while it is awaiting an indemnity satisfactory to it;

(vii) need not segregate money held in trust hereunder from other funds exceptto the extent required by law. No Collateral Agent shall be liable for interest on any money received by it hereunder except as otherwise agreed in writing; and

(viii) beyond the exercise of reasonable care in the custody thereof, no Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto, and no Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Each Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar collateral and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee.

(b) Upon any payment or distribution of assets hereunder, the Collateral Agents and the Secured Parties shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which an Insolvency or Liquidation Proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, custodian, receiver, assignee for the benefit of creditors, agent or other person making such payment or distribution in the Insolvency or Liquidation Proceeding, delivered to any Collateral Agent, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto.

(c) In the event that, following a foreclosure in respect of any Collateral, the Applicable Collateral Agent acquires title to any portion of such Collateral or takes any managerial action of any kind in regard thereto in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Applicable Collateral Agent’s sole discretion may cause the Applicable Collateral Agent to be considered an “owner or operator” under the provisions of CERCLA or otherwise cause the Applicable Collateral Agent to incur liability under CERCLA or any other Federal, state or local law, the Applicable Collateral Agent reserves the right, instead of taking such action, to either resign as the Applicable Collateral Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver.

(d) The rights and protections of the Collateral Agents set forth herein shall also be applicable to each Collateral Agent in its roles as mortgagee, beneficiary, pledgee or any of its other roles (including as Collateral Agent) under the Security Documents.

SECTION 4.04. Reliance by Collateral Agents. Each Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Collateral Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Collateral Agent may consult with legal counsel (who may be counsel for the Borrower, a Collateral Agent or counsel of its choice), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 4.05. Delegation of Duties. Any Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Security Document by or through any one or more sub-agents, delegates or attorneys-in-fact appointed by such Collateral Agent and shall not be responsible for acts or omissions of any such sub-agents, delegates or attorneys-in-fact appointed by it with due care. Any Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of any Collateral Agent and any such sub-agent.

It is the purpose of this Section that there shall be no violation of any law of any jurisdiction (including particularly the law of any sovereign state) denying or restricting the right of the Applicable Collateral Agent to transact business or bring legal proceedings in such jurisdiction. It is recognized that in case of litigation under this Agreement, and in particular in case of the enforcement thereof on default, or in the case the Applicable Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Applicable Collateral Agent or hold title to the properties, in trust, as herein granted or take any action which may be desirable or necessary in connection therewith, it may be necessary that the Applicable Collateral Agent appoint an individual or institution as a collateral agent or agent. The following provisions of this Section are adopted to these ends.

In the event that the Applicable Collateral Agent appoints an additional individual or institution as a collateral agent or agent, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Agreement to be exercised by or vested in or conveyed to the Applicable Collateral Agent with respect thereto shall be exercisable by and vest in such separate collateral agent or agent but only to the extent necessary to enable such collateral agent or agent to exercise such powers, rights and remedies.

SECTION 4.06. Non-Reliance on Collateral Agent and other Secured Parties. Each Secured Party acknowledges that it has not relied upon any Collateral Agent or any other Secured Party or any of their Affiliates in making any credit analysis and decision to enter into this Agreement and the other Credit Documents. Each Secured Party also acknowledges that in the future it will not reply upon any Collateral Agent or any other Secured Party or any of their Affiliates in making any decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE V

Miscellaneous

SECTION 5.01. Notices. All notices and other communications provided for herein (including, but not limited to, all the directions and instructions to be provided to the Applicable Collateral Agent herein by the Secured Parties) shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Notes Collateral Agent, to it at Wilmington Trust, National Association, 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota, 55402, Attn: Beasley Mezzanine Holdings, LLC Notes Administrator (Fax No. (612) 217-5651);

(b) if to the Credit Agreement Collateral Agent, to it at [ 🌑 ];

(c) if to any Additional Agent, to it at the address set forth in the applicable Joinder; and

(d) if to any of the Grantors, to 3033 Riviera Drive, Suite 200, Naples, Florida, 34103, Attn: General Counsel, with a copy to Latham & Watkins, 555 Eleventh Street, NW, Suite 1000, Washington, D.C. 20004-1304, Attn: Patrick Shannon (Fax No. (202) 637-2201).

Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 5.02. Waivers; Amendment.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement or any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder) only pursuant to an agreement or agreements in writing entered into by each Collateral Agent. Notwithstanding the foregoing no provision of this Agreement may be terminated, waived, amended or modified without the prior written consent of the Borrower if such termination, waiver, amendment or modification would adversely affect any Grantor. Notwithstanding the foregoing, without the consent of any Secured Party or any other Collateral Agent, (i) the Collateral Agent for any Additional Obligations or Refinancing may become a party hereto in accordance with Section 2.08 and Section 5.02(c) (as applicable), (ii) any Subsidiary of the Borrower may become a party hereto in accordance with Section 5.16 and (iii) the Applicable Collateral Agent may effect amendments and modifications to this Agreement (which may be in the form of an amendment and restatement) to the extent the Applicable Collateral Agent reasonably deems necessary to incorporate Additional Obligations into this Agreement.

(c) So long as permitted by the Credit Documents then in effect, the Borrower may from time to time designate Indebtedness (which for the avoidance of doubt may include any Indebtedness incurred pursuant to a Refinancing) and other obligations as Additional Obligations hereunder by delivering to the Applicable Collateral Agent and each Collateral

Agent (i) a certificate signed by a Responsible Officer of the Borrower (A) identifying the Indebtedness and other obligations so designated and the aggregate principal amount or face amount thereof, or in the case of any revolving commitments, the maximum amounts thereof, (B) stating that such Indebtedness and other obligations are designated as Additional Obligations for purposes hereof, (C) representing that such designation of such Indebtedness and other obligations as Additional Obligations complies with the terms of the Credit Documents then outstanding and that, after giving effect to the designation of such Additional Obligations, such Additional Obligations and the holders thereof shall be subject to and bound by this Agreement and (D) specifying the name and address of the Collateral Agent for such Indebtedness and other obligations and (ii) a fully executed Joinder (substantially in the form attached as Annex A). Each Collateral Agent agrees that upon the satisfaction of all conditions set forth in the preceding sentence, the Collateral Agent identified in such Joinder shall act hereunder for the benefit of all Additional Secured Parties under such Joinder, and each Collateral Agent agrees to the appointment, and acceptance of the appointment, of the Applicable Collateral Agent as agent for the holders of such Additional Obligations as set forth in each Joinder and agrees, on behalf of itself and each Secured Party it represents, to be bound by this Agreement.

SECTION 5.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05. Obligations Absolute. Except as otherwise provided herein (including Section 1.01(b)), the Lien priorities provided for herein and the respective rights, interests, agreements and obligations hereunder of the Collateral Agent and the other Secured Parties shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Credit Document;

(b) any change in the time, place or manner of payment of, or in any other term of (including the Refinancing of), all or any portion of the Obligations, it being specifically acknowledged that a portion of the Obligations consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed;

(c) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Obligations;

(d) any amendment, waiver or other modification, whether by course of conduct or otherwise, of any Credit Document;

(e) the securing of any Obligations with any additional collateral or guarantees, or any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral or any release of any guarantee securing any Obligations; or

(f) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement, other than discharge in full of such Obligations.

SECTION 5.06. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission, e-mail or other electronic means shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.08. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

SECTION 5.09. Submission To Jurisdiction Waivers. Each of the parties hereto, on behalf of itself and the Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) agrees that a final judgment in any such action or proceeding shall be conclusive and may be entered and enforced in other jurisdictions by suit on the judgment or in any other manner provided or permitted by law;

(c) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and any right to which it may be entitled on account of place of residence or domicile;

(d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Collateral Agent) at the address referred to in Section 5.01 or at such other address of which the other parties hereto shall have been notified pursuant thereto;

(e) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction; and

(f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.09 any special, exemplary, punitive or consequential damages.

SECTION 5.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

SECTION 5.11. Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.12. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Credit Documents or Security Documents, the provisions of this Agreement shall control.

SECTION 5.13. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.10 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Section 2.04, 2.05, 2.08, 2.10 and Article V, which provision may be relied upon and enforced by the Borrower and each Guarantor). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.14. Collateral Agents. It is understood and agreed that (a) [    ], is entering into this Agreement in its capacity as collateral agent under the Credit Agreement,

and the provisions of Article [    ] of the Credit Agreement applicable to[    ], as collateral agent thereunder shall also apply to [    ], as Credit Agreement Collateral Agent hereunder, and (b) Wilmington Trust, National Association is entering into this Agreement in its capacity as Notes Collateral Agent pursuant to the Indenture and the Notes Security Agreement and, as such is entitled to all rights, privileges, protections, benefits, immunities and indemnities provided in the Indenture and the Notes Security Agreement.

SECTION 5.15. Integration. This Agreement together with the other Credit Documents and the Security Documents represents the entire agreement of each of the Grantors and the Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents or the Security Documents.

SECTION 5.16. Additional Grantors. In the event any Subsidiary shall have granted a Lien on any of its assets to secure any Obligations, the Borrower shall cause such Subsidiary, if not already a party hereto, to become a party hereto as a “Grantor.” Upon the execution and delivery by any Subsidiary of a Grantor Joinder (substantially in the form attached as Annex B), any such Subsidiary shall become a party hereto and a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other party hereto. The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[ ],
as Credit Agreement Collateral Agent

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Notes Collateral Agent

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

[Grantors]

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

Annex A

To: Each Collateral Agent under the First Lien Intercreditor Agreement (in each case, as such terms are defined below)

JOINDER (this “Joinder”) dated as of [.], 20[.] to the First Lien Intercreditor Agreement, dated as of [•],(as amended or supplemented from time to time, the “First Lien Intercreditor Agreement”), among [    ], as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties (in each case, as defined below), WILMINGTON TRUST, NATIONAL ASSOCIATION, as Notes Collateral Agent for the Indenture Secured Parties (in each case, as defined below), each Grantor party hereto and each Additional Agent (as defined below) from time to time party hereto for the Additional Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. The Credit Agreement Collateral Agent, the Notes Collateral Agent, the Grantors from time to time party thereto and each Additional Agent from time to time party thereto have entered into the First Lien Intercreditor Agreement and pursuant to [Section 5.02(c) of the First Lien Intercreditor Agreement in order to create a Series of Additional Obligations] [Section 2.08 of the First Lien Intercreditor Agreement with respect to Refinancing indebtedness], the undersigned Additional Agent (the “New Agent”) is executing this Joinder as an Additional Agent on behalf of the Series of Secured Parties it represents [with respect to such Additional Obligations] [holding such Refinancing indebtedness] under the First Lien Intercreditor Agreement.

C. Pursuant to the terms of the First Lien Intercreditor Agreement, [the Grantors have entered into an Additional Agreement under which the Grantors have incurred Additional Obligations. [Describe material terms of Additional Obligations.]] [the Obligations of [describe Series] are being refinanced with Refinancing indebtedness. [Describe material terms of Refinancing indebtedness.]]

D. In consideration of the mutual agreements contained in the First Lien Intercreditor Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the New Agent, on behalf of the Series of Secured Parties it represents, hereby agrees as follows.

SECTION 1. In accordance with the First Lien Intercreditor Agreement, (a) the New Agent by its signature below becomes a Collateral Agent under, and the related [Series of Additional Obligations and Additional Secured Parties] [Series of Obligations with respect to the Refinancing indebtedness and Refinancing indebtedness Secured Parties] become subject to and bound by, the First Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Collateral Agent, and (b) the New Agent, on its behalf and on behalf of such [Additional Secured Parties] [Refinancing indebtedness Secured Parties] hereby agree to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as a Collateral Agent thereunder. Each reference to a “Collateral Agent” in the First Lien Intercreditor

A-1

Agreement shall be deemed to include the New Agent. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Agent represents and warrants to each Collateral Agent and the Secured Parties that (a) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee], (b) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally (regardless of whether enforcement is considered in a proceeding at law or in equity) and subject to general principles of equity and (c) the Credit Documents relating to such [Additional Obligations] [Refinancing indebtedness] provide that, upon the New Agent’s entry into this Joinder, the [holders] [lenders] of such [Additional Obligations] [Refinancing indebtedness] will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Additional Secured Parties. [The Series of Obligations represented by the New Agent (in such capacity) constitutes a Designated Revolving Credit Facility under and for purposes of the First Lien Intercreditor Agreement.]

SECTION 3. This Joinder shall become effective when the Applicable Collateral Agent shall have received a counterpart of this Joinder that bears the signature of the New Agent. Delivery of an executed signature page to this Joinder by facsimile transmission, e-mail or other electronic means shall be effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the First Lien Inter-creditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Joinder held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder and under the First Lien Intercreditor Agreement to the New Agent shall be given to it at its address set forth below, or to such other address as such New Agent may hereafter specify.

SECTION 8. The Borrower agrees to reimburse the Collateral Agents for their fees and reasonable expenses in connection with this Joinder, including the fees, other charges and disbursements of counsel for the Applicable Collateral Agent.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the New Agent has duly executed this Joinder to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW AGENT],
as New Agent

By:
Name:
Title:

Address for Notices:
[ ]

with a copy to:
[ ]

Acknowledged by:

[APPLICABLE COLLATERAL AGENT],
as Applicable Collateral Agent

By:
Name:
Title:

SIGNATURE PAGE TO GRANTOR JOINDER TO

FIRST LIEN INTERCREDITOR AGREEMENT

Annex B

To:	Each Collateral Agent under the First Lien Intercreditor Agreement (in each case, as such terms are defined below)

GRANTOR JOINDER (this “Joinder”) dated as of [.], 20[.] to the First Lien Intercreditor Agreement, dated as of [•], (as amended or supplemented from time to time, the “First Lien Intercreditor Agreement”), among [                ], as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties (in each case, as defined below), WILMINGTON TRUST, NATIONAL ASSOCIATION, as Notes Collateral Agent for the Indenture Secured Parties (in each case, as defined below), each Grantor party hereto and each Additional Agent (as defined below) from time to time party hereto for the Additional Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. The Credit Agreement Collateral Agent, the Notes Collateral Agent, the Grantors from time to time party thereto and each Additional Agent from time to time party thereto have entered into the First Lien Intercreditor Agreement and pursuant to Section 5.16 of the First Lien Intercreditor Agreement, the undersigned Subsidiary of the Borrower (the “New Grantor”) is executing this Joinder in accordance with the requirements under the First Lien Intercreditor Agreement.

C. In consideration of the mutual agreements contained in the First Lien Intercreditor Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the New Grantor hereby agrees as follows.

SECTION 1. In accordance with Section 5.16 of the First Lien Intercreditor Agreement, (a) the New Grantor by its signature below becomes a Grantor under the First Lien Intercreditor Agreement with the same force and effect as if originally named therein as Grantor, and (b) the New Grantor hereby agree to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the First Lien Intercreditor Agreement shall be deemed to include the New Grantor. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to each Collateral Agent and the Secured Parties that (a) it has full power and authority to enter into this Joinder and (b) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally (regardless of whether enforcement is considered in a proceeding at law or in equity) and subject to general principles of equity.

SECTION 3. This Joinder shall become effective when the Applicable Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Grantor. Delivery of an executed signature page to this Joinder by facsimile transmission, e-mail or other electronic means shall be effective as delivery of a manually signed counterpart of this Joinder.

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SECTION 4. Except as expressly supplemented hereby, the First Lien Inter-creditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Joinder held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder and under the First Lien Intercreditor Agreement to the New Grantor shall be given to it as specified in Section 5.01 of the First Lien Intercreditor Agreement.

SECTION 8. The New Grantor agrees to reimburse the Collateral Agents for their fees and reasonable expenses in connection with this Joinder, including the fees, other charges and disbursements of counsel for the Applicable Collateral Agent.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the New Grantor has duly executed this Joinder to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR],
as New Grantor

By:
Name:
Title:

Acknowledged by:

[APPLICABLE COLLATERAL AGENT],
as Applicable Collateral Agent

By:
Name:
Title:

SIGNATURE PAGE TO GRANTOR JOINDER TO

FIRST LIEN INTERCREDITOR AGREEMENT